                                                                    EXHIBIT 2.01

--------------------------------------------------------------------------------




                          Agreement and Plan of Merger

                                  By and Among

                          AmericanGreetings.com, Inc.,

                            Brewers Acquisition, Inc.

                                   EGCB, Inc.

                                       and

                               At Home Corporation




                                                              September 12, 2001

--------------------------------------------------------------------------------

Article 1 Purchase and Sale....................................................................     1

     1.1 The Merger ...........................................................................     1

     1.2 Purchase Price .......................................................................     3

     1.3 Closing ..............................................................................     3

     1.4 Further Assurances ...................................................................     4

     1.5 Section 338(h)(10) Election ..........................................................     4

Article 2 Representations and Warranties of Company and Stockholder ...........................     5

     2.1 Organization and Good Standing .......................................................     5

     2.2 Subsidiaries .........................................................................     5

     2.3 Power, Authorization and Validity ....................................................     5

     2.4 Capitalization of Company ............................................................     6

     2.5 No Conflict ..........................................................................     7

     2.6 Sufficiency ..........................................................................     7

     2.7 Litigation ...........................................................................     8

     2.8 Taxes ................................................................................     8

     2.9 Company Financial Statements .........................................................     8

     2.10 Assets Other than Intellectual Property .............................................     9

     2.11 Absence of Certain Changes ..........................................................     9

     2.12 Contracts and Commitments/Licenses and Permits ......................................    11

     2.13 No Default; No Restrictions .........................................................    13

     2.14 Intellectual Property ...............................................................    13

     2.15 Compliance with Laws ................................................................    16

     2.16 Related Party Transactions and Agreements ...........................................    17

     2.17 Employees, ERISA and Other Compliance ...............................................    17

     2.18 No Brokers ..........................................................................    20

                               TABLE OF CONTENTS
                                  (continued)

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
     2.19 Insurance............................................................................    20

     2.20 State Takeover Statutes .............................................................    20

     2.21 Formation of Company ................................................................    20

     2.22 Disclosure ..........................................................................    20

Article 3 Representations and Warranties of Buyer .............................................    21

     3.1 Organization and Good Standing .......................................................    21

     3.2 Power, Authorization and Validity ....................................................    21

     3.3 No Conflict ..........................................................................    21

     3.4 Buyer Financial Statements; Buyer Financial Projections; Employee Terminations .......    22

     3.5 Absence of Certain Changes ...........................................................    23

     3.6 Litigation ...........................................................................    23

     3.7 No Brokers ...........................................................................    23

     3.8 Stock Ownership ......................................................................    23

     3.9 Disclosure ...........................................................................    23

Article 4 Covenants of Company and Stockholder ................................................    23

     4.1 Advice of Changes ....................................................................    23

     4.2 Conduct of Business ..................................................................    24

     4.3 Approvals, Consents ..................................................................    26

     4.4 Litigation ...........................................................................    26

     4.5 No Other Negotiations ................................................................    26

     4.6 Access to Information ................................................................    26

     4.7 Audited Financial Statements .........................................................    27

     4.8 Pre-Closing Health Insurance Claims ..................................................    27

     4.9 Certain Agreements ...................................................................    27

Article 5 Buyer Covenants .....................................................................    27

     5.1 Advice of Changes ....................................................................    27

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                 Page
     5.2 Conduct of Business...................................................................    27

     5.3 Approvals, Consents ..................................................................    28

     5.4 Company Employees ....................................................................    28

     5.5 Redwood City Data Center .............................................................    29

     5.6 Non-Transferable Software ............................................................    29

     5.7 Certain Agreements ...................................................................    29

     5.8 Electronic Gift Certificates .........................................................    29

Article 6 Conditions to Obligations of Company and Stockholder ................................    29

     6.1 Accuracy of Representations and Warranties ...........................................    29

     6.2 Covenants ............................................................................    30

     6.3 No Material Adverse Change ...........................................................    30

     6.4 Government Consents ..................................................................    30

     6.5 No Order; HSR Act ....................................................................    30

     6.6 Certain Agreements ...................................................................    30

     6.7 Stockholder Approval .................................................................    30

Article 7 Conditions to Obligations of Buyer ..................................................    30

     7.1 Accuracy of Representations and Warranties ...........................................    30

     7.2 Covenants ............................................................................    31

     7.3 No Material Adverse Change ...........................................................    31

     7.4 Government Consents ..................................................................    31

     7.5 No Order; HSR Act ....................................................................    31

     7.6 Consents .............................................................................    31

     7.7 Certain Agreements ...................................................................    31

     7.8 Receipt of Financing .................................................................    31

     7.9 Stockholder Approval .................................................................    32

Article 8 Termination of Agreement ............................................................    32

     8.1 Termination by Mutual Consent ........................................................    32

     8.2 Unilateral Termination ...............................................................    32

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                 Page
     8.3 Effect of Termination.................................................................     32

Article 9 Survival of Representations, Indemnification and Remedies, Other Covenants ..........     33

     9.1 Survival .............................................................................     33

     9.2 Indemnification ......................................................................     33

     9.3 Limitations ..........................................................................     34

     9.4 Insurance Proceeds; Set Off ..........................................................     35

     9.5 Procedure for Indemnification ........................................................     35

     9.6 Arbitration ..........................................................................     37

Article 10 Miscellaneous ......................................................................     38

     10.1 Governing Law .......................................................................     38

     10.2 Assignment; Binding Upon Successors and Assigns .....................................     38

     10.3 Severability ........................................................................     39

     10.4 Counterparts ........................................................................     39

     10.5 Remedies ............................................................................     39

     10.6 Amendment and Waivers ...............................................................     39

     10.7 Expenses ............................................................................     39

     10.8 Attorneys' Fees .....................................................................     40

     10.9 Notices .............................................................................     40

     10.10 Construction of Agreement ..........................................................     41

     10.11 No Joint Venture ...................................................................     41

     10.12 Further Assurances .................................................................     41

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

10.13   Absence of Third Party Beneficiary Rights .......................     42

10.14   Public Announcement .............................................     42

10.15   Disclosure Letters ..............................................     42

10.16   Confidentiality .................................................     42

10.17   Entire Agreement ................................................     42

                          Agreement and Plan of Merger

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of September 12, 2001 (the "Agreement Date") by and among AmericanGreetings.com, Inc., a Delaware corporation ("Buyer"), Brewers Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), At Home Corporation, a Delaware corporation ("Stockholder"), and EGCB, Inc., a Delaware corporation and a wholly owned subsidiary of Stockholder ("Company"). Capitalized terms used herein and not otherwise defined shall have the meanings given them in Appendix A.

                                    Recitals

         A. Stockholder owns all of the issued and outstanding capital stock of Company (the "Company's Stock").

         B. Stockholder desires to sell and transfer the Company's Stock to Buyer, and Buyer desires to purchase the same from Stockholder.

         C. Buyer, Stockholder and Company have entered into that certain Stock Purchase Agreement, dated as of August 10, 2001 (the "Stock Purchase Agreement"), providing for the purchase by Buyer from Stockholder of all of the Company's Stock.

         D. Buyer, Stockholder and Company desire to terminate the Stock Purchase Agreement pursuant to Section 8.1 thereof in favor of entering into this Agreement in order for Buyer to acquire Company by merger, subject to the terms and conditions set forth in this Agreement.

         In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

                                    Article 1
                                Purchase and Sale

         1.1 The Merger.
             ----------

         (a) The Merger. At the Effective Time and subject to and upon the terms
             ----------
and conditions of this Agreement and the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

         (b) Effective Time. On or as promptly as practicable after the Closing
             --------------
Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

         (c)   Effect of the Merger. At the Effective Time, the effect of the
               --------------------
Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         (d)   Subsequent Actions. If, at any time after the Effective Time, the
               ------------------
Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         (e)   Certificate of Incorporation; By-Laws; Directors and Officers.
               -------------------------------------------------------------

         (i) At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended to read in its entirety as set forth on Exhibit F to this Agreement (as the same may be further amended from time to time) until thereafter amended as provided by law and such Certificate of Incorporation.

         (ii) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

         (iii) The directors of Merger Sub immediately before the Effective Time will be the directors of the Surviving Corporation, and the officers of Merger Sub immediately before the Effective Time will be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law and the Surviving Corporation's Certificate of Incorporation and By-Laws.

         (f)   Conversion of Securities. At the Effective Time, by virtue of the
               ------------------------
Merger and without any action on the part of Merger Sub, Company or the holder of any capital stock of Company or Merger Sub:

         (i) The Company's Stock shall be converted into the right to receive the purchase price as determined in accordance with Section 1.2 of this Agreement, without interest, upon surrender of the certificate(s) which immediately prior to the Effective Time represented the Company's Stock.

The Company's Stock, when so converted as provided herein, shall automatically be canceled and extinguished and will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and Stockholder will cease to have any rights with respect thereto except as otherwise provided herein and by law and shall only represent the right to receive the purchase price as determined in accordance with Section 1.2 of this Agreement upon the surrender of such certificate(s).

         (ii) Each share of common stock, par value $.0l per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         (g)  Dissenting Shares.  Stockholder hereby waives any rights
              -----------------
Stockholder may have to demand appraisal of the Company's Stock under Delaware Law (including but not limited to Section 262 thereof).

         1.2  Purchase Price.  The purchase price for the Company's Stock shall
              --------------
be payable to Stockholder as follows:

         (a)  Closing Payment. At the Closing, Buyer shall deliver and pay to
              ---------------
Stockholder cash in the amount of $35,000,000 (such total amount, the "Closing Payment") less the sum of (i) the $1,000,000 previously paid by Buyer to Stockholder pursuant to the letter from Buyer to Stockholder dated as of July 13, 2001 and (ii) the $250,000 previously paid by Buyer to Stockholder pursuant to the letter from Buyer to Stockholder dated as of August 7, 2001, by wire transfer of immediately available funds to an account of Stockholder designated before the Closing Date in writing by Stockholder to Buyer.

         (b)  Post-Closing Adjustment. Within 10 business days after the Closing
              -----------------------
Date, Stockholder shall deliver to Buyer the Closing Balance Sheet and (i) if Net Working Capital is greater than negative $200,000 (i.e., Net Working Capital is a smaller negative amount or is a positive amount), then Buyer and Stockholder will mutually agree on an adjustment to the Closing Balance Sheet (which adjustment will not exceed $100,000) to offset such increase in Net Working Capital above negative $200,000 and (ii) if Net Working Capital is less than negative $200,000 (i.e., Net Working Capital is a larger negative amount), then, within two business days after delivery of the Closing Balance Sheet, Stockholder shall pay Buyer the amount by which Net Working Capital is less than negative $200,000 (which adjustment shall not be subject to a maximum payment) by wire transfer of immediately available funds to an account designated by Buyer to Stockholder. "Net Working Capital" means total current assets less total current liabilities shown on the Closing Balance Sheet; provided, however,
                                                              --------  -------
that the liabilities set forth in item 3 to Schedule 1.2 of the Contribution Agreement will be excluded in calculating current liabilities.

         1.3  Closing. Subject to the terms and conditions of this Agreement,
              -------
the closing of the transactions contemplated herein (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which will be no later than the third business day after the date on which all the conditions set forth in Articles VI and VII have been satisfied or waived. At the Closing, Buyer, Company and Stockholder shall deliver to each other the documents, instruments and other items described in Articles 6 and 7. At the mutual election of Buyer, Company and Stockholder, the Closing may take place through an exchange of consideration by wire transfer and documents using overnight delivery or facsimile.

         1.4  Further Assurances. At any time after the Closing Date, if any
              ------------------
further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, including the transfer of any assets, contracts, rights or properties that are necessary for the conduct of the Company Business, then each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the purposes of this Agreement and the Ancillary Agreements.

         1.5  Section 338(h)(10) Election.
              ---------------------------

              (a) With respect to Buyer's purchase of the Company's Stock pursuant to the Merger, Stockholder and Buyer (and, to the extent necessary, their affiliates) shall use commercially reasonable efforts to jointly make timely and irrevocable elections under Section 338(h)(10) the Code and, if permissible, similar elections under any applicable state or local tax laws (collectively, the "Elections"). Stockholder and Buyer (and their affiliates) shall report the transaction consistently with the Elections and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision).

              (b) As soon as practicable after the Closing Date, Stockholder and Buyer (and their affiliates) shall execute any and all forms necessary to effectuate the Elections (including Internal Revenue Service Form 8023 and any similar forms under applicable state and local tax laws (collectively, the "Section 338 Forms")). Buyer (and its affiliates) shall prepare and complete each such Section 338 Form no later than fifteen (15) days prior to the date such Section 338 Form is required to be filed. Stockholder and Buyer (and their affiliates) shall cause each such Section 338 Form to be duly executed by an authorized person and Buyer, with Stockholder's cooperation, shall duly and timely file each such Section 338 Form and shall coordinate the participation of Stockholder in filing each such Section 338 Form in accordance with applicable tax laws and the terms of this Agreement. Stockholder and Buyer (and their affiliates) shall also cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, tax returns, elections, schedules and other documents as may be required) to effect and preserve the Elections in accordance with the provisions of Regulation Section 1.338(h)(10)-1 (and comparable provisions of each applicable state and local tax law) or any successor provisions.

              (c) As soon as practicable after the Closing Date, Buyer shall prepare an initial allocation of the deemed sales price of the assets of the Company resulting from the Elections (as required pursuant to Section 338(h)(10) of the Code and the Regulations promulgated thereunder) among such assets (the "Section 338 Allocation"). Stockholder and Buyer shall then cooperate in good faith to revise and finalize the Section 338 Allocation. If Stockholder and Buyer are unable to agree on the Section 338 Allocation within one hundred eighty (180) days after the Closing Date, they shall request a mutually agreeable nationally recognized accounting firm to prepare the Section 338 Allocation. The cost of any such firm shall be borne by Buyer. Stockholder and Buyer (and their affiliates) shall file all tax returns consistently with the
Section 338 Allocation, and shall not voluntarily take any action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise with respect to such tax returns unless required to pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision).

                                    Article 2
            Representations and Warranties of Company and Stockholder

         Except as set forth in the Company Disclosure Letter (including an identification by section reference to the representations and warranties to which such exceptions and qualifications relate, subject to Section 10.15), Company and Stockholder hereby represent and warrant to Buyer and Merger Sub the following (Buyer and Stockholder acknowledge that the transactions contemplated by the Contribution Agreement will occur immediately prior to the Closing, and accordingly, the representations and warranties as to the Company's assets, liabilities and Contracts are made immediately following the consummation of the transactions contemplated by the Contribution Agreement where it is appropriate from the context for such representations and warranties to be made at such time):

         2.1 Organization and Good Standing. Company (i) is a corporation duly
             ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (iii) is qualified to transact business, and is in good standing, in each jurisdiction where the character of the material properties owned, leased or operated by it or the nature of its material activities make such qualification necessary, except to the extent that any such failure to be so qualified would not have a Material Adverse Effect on Company. Company has delivered to Buyer true and correct copies of its currently effective Certificate of Incorporation and Bylaws, each as amended to date, and each such instrument is in full force and effect. Company is not in violation of its Certificate of Incorporation or Bylaws. Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

         2.2 Subsidiaries. Company does not have any Subsidiary or any equity or
             ------------
ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Company is not obligated to make and is not bound by any Contract as in effect as of the Agreement Date or that will be in effect as of the Closing Date under which it may become obligated to make any future investment in or capital contribution to any other entity.

         2.3 Power, Authorization and Validity.
             ---------------------------------

                  (a) Power and Authority. Company has all requisite corporate
                      -------------------
power and authority to enter into, execute, deliver, and perform its obligations under, this Agreement and each other agreement which Company is to enter into pursuant to this Agreement (the Company Disclosure Letter and such agreements and documents other than this Agreement, collectively, the "Company Ancillary Agreements") and to consummate the transactions contemplated by this Agreement and the Company Ancillary Agreements. Stockholder has all requisite power and authority to enter into, execute, deliver, and perform its obligations under, this Agreement and each other agreement which Stockholder is to enter into pursuant to this Agreement (such agreements and documents other than this Agreement, collectively, the "Stockholder Ancillary Agreements") and to consummate the transactions contemplated by this Agreement and the Stockholder Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Company Ancillary Agreements and the Stockholder Ancillary Agreements by Company or Stockholder, as applicable, have been duly and validly approved and authorized by all necessary corporate action by Company and Stockholder, as applicable, under Applicable Law. The formation of Company and the sale, transfer, contribution and delivery directly or indirectly of assets and liabilities from Stockholder to Company have been duly and validly approved and authorized by all necessary corporate action, including any required stockholder approvals, by Stockholder under Applicable Law.

                  (b) No Consents. No consent, approval, order or authorization
                      -----------
of, or registration, declaration or filing with, any Governmental Entity is necessary or required to be made or obtained by Company or Stockholder to enable Company or Stockholder to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement and each of the Company Ancillary Agreements and Stockholder Ancillary Agreements or to consummate the transactions contemplated by this Agreement, the Company Ancillary Agreements and the Stockholder Ancillary Agreements, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country.

                  (c) Enforceability. This Agreement is, and each of the Company
                      --------------
Ancillary Agreements when executed by Company will be, a valid and binding obligation of Company enforceable against Company in accordance with its respective terms, subject to the effect of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement is, and each of the Stockholder Ancillary Agreements when executed by Stockholder will be, a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its respective terms, subject to the effect of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         2.4  Capitalization of Company.
              -------------------------

                  (a) Outstanding Stock and Options. The authorized capital
                      -----------------------------
stock of Company consists entirely of 1,000 shares of common stock, par value $0.01 per share ("Company Common Stock"), of which a total of 100 shares are issued and outstanding as of the Agreement Date and will be issued and outstanding as of the Closing Date. All of the issued and outstanding shares of Company Common Stock are, and as of the Closing Date will be, held by Stockholder. Company holds no treasury shares. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold, granted and delivered by Company in compliance with (i) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and, to Company's Knowledge, other Applicable Law and (ii) all requirements set forth in applicable agreements or instruments. Stockholder has good and marketable title to the Company's Stock, free and clear of any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale, community property interest, restriction or other security arrangement, or any charge, adverse claim of title, ownership or use, or any other encumbrance of any kind (collectively, "Liens"). Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to the Company's Stock, free and clear of all Liens except for Liens that are caused by, or result from any action or omission of Buyer or by virtue of the Company's Stock being owned by Buyer.

                  (b) No Options, Warrants or Rights. There are no equity
                      ------------------------------
securities, partnership interests or similar ownership interests of any class of Company equity securities, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or obligating Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

                  (c) No Voting Arrangements or Registration Rights. There are
                      ---------------------------------------------
no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer or antitakeover plan, or other agreements, understandings or restrictions (other than normal restrictions on transfer under applicable federal and state securities laws), applicable to any of Company's outstanding stock or other securities pursuant to any agreement or obligation to which Company is a party or, to Company's Knowledge, pursuant to any other agreement or obligation. Company is not under any obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

         2.5 No Conflict. The execution and delivery of this Agreement and the
             -----------
Company Ancillary Agreements by Company, the execution and delivery of this Agreement and the Stockholder Ancillary Agreements by Stockholder, and the consummation of the transactions contemplated hereby and thereby (including the formation of Company and the sale, transfer, contribution and delivery directly or indirectly of liabilities and Company Assets from Stockholder to Company), will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, default, breach, impairment or violation of: (i) any provision of the Certificate of Incorporation or Bylaws of Company or Stockholder, each as currently in effect; (ii) any law, rule, regulation, judgment, writ, decree, order or statute (with respect to laws, ordinances, regulations and rules that relate to or govern the compilation, use and transfer of User Data, to Company's Knowledge) applicable to Company, Stockholder or any Company Asset other than those requirements set forth in Section 2.3(b); or
(iii) other than with respect to Company IP Rights Agreements and Company IP Assets (which are addressed in Section 2.14(b)), any Contract to which Company or Stockholder is a party or by which Company, Stockholder or any Company Assets are bound or affected; except in the case of each of clauses (ii) and (iii), those which, individually or in the aggregate, would not be material to the business or operations of the Company Business taken as a whole.

         2.6 Sufficiency. Company validly possesses all material assets,
             -----------
properties, rights, contracts and Intellectual Property that are necessary or required for the conduct of the Company Business substantially as conducted on and as of the Agreement Date and as of the Closing Date, including the operation of each of the Company Websites (other than aspects of the operation of the Company Websites which are in standard industry practice operated by third parties), without (i) the need to purchase, license or acquire any other material asset or property, other than pursuant to the Commercial Agreement, the Transition Agreement or Section 5.6 of this Agreement or other than in the ordinary course of Company's business, consistent with its or Stockholder's past practices; (ii) to Company's Knowledge, violating any rights of any third party; or (iii) to Company's Knowledge, infringing, misappropriating or misusing any software or Third Party IP Rights. Buyer acknowledges that the operation of the Company Websites after the Closing Date may require additional Intellectual Property in that the content and functionality of the Company Websites will change over time.

         2.7 Litigation. There is no action, claim, suit, arbitration,
             ----------
mediation, proceeding, claim or investigation pending against Company or Stockholder (or, to the Company's Knowledge, against any officer, director, employee or agent of Company or Stockholder in their capacity as such or relating to their employment, services or relationship with Company or Stockholder) before any court, administrative agency or arbitrator, and to Company's Knowledge, no such action, claim, suit, arbitration, mediation, proceeding, claim or investigation has been threatened that, in each case, if determined adversely to the Company or such person, would be reasonably expected to have a Material Adverse Effect on Company. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company.

         2.8 Taxes. All taxes for which Buyer could become liable as a result of
             -----
succeeding to the Company Business and the Company Assets or which could result in an Encumbrance against the Company, the Company Business or the Company Assets, or in a liability for Buyer, other than those taxes set forth in Section 10.7(b), have been paid by Company or have been paid or will be paid by Stockholder, as applicable, for all periods (or portions thereof) prior to and including the Closing Date. The Company has not filed any tax returns and reports of taxes as of the date hereof. As a result of the consummation of the transactions contemplated by this Agreement, Buyer shall not become liable for any parachute payments, as defined in Section 280G(b)(2) of the Code.

         2.9 Company Financial Statements. Company has delivered to Buyer as a
             ----------------------------
schedule to Part 2.9 of the Company Disclosure Letter, Company's unaudited balance sheet as of May 31, 2001 and Company's unaudited statement of operations for the twelve month period ended December 31, 2000 and the five month period ended May 31, 2001 (all such financial statements of Company, excluding a statement of cash flows and all notes to any of such financial statements, are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements (i) are based on and conform to the books and records of Stockholder, (ii) have been prepared in accordance with GAAP but do not include such information as may be required to be disclosed under GAAP in a statement of cash flows and in the notes to any of such financial statements and
(iii) represent in all material respects (but do not include any notes thereto) the financial condition of Company at the dates therein indicated and the results of operations for the periods therein specified. Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (a) those shown on Company's unaudited balance sheet as of May 31, 2001 included in the Company Financial Statements (the "Company Balance Sheet") or those shown on Company's unaudited balance sheet dated as of the Closing Date (the "Closing Balance Sheet"), (b) those that may have been incurred by the Company after May 31, 2001 (the "Company Balance Sheet Date") in the ordinary course of the Company Business, and (c) as set forth in Part 2.9 of the Company Disclosure Letter, the Company Ancillary Agreements or the Stockholder Ancillary Agreements or as specifically contemplated by the Contribution Agreement and the schedules and exhibits thereto. All reserves established by Company that are set forth in or reflected in the Company Balance Sheet are established in accordance with GAAP. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in

Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Company Balance Sheet as required by such Statement No. 5 (material loss contingencies, if any, that Statement No. 5 requires to be disclosed in notes to the Company Balance Sheet, are set forth in Part 2.9 of the Company Disclosure Letter in the absence of such notes).

         2.10     Assets Other than Intellectual Property.
                  ---------------------------------------

                  (a) Company owns, or has the valid right or lease to use and possess, all Company Non-IP Assets.

                  (b) Part 2.10 of the Company Disclosure Letter lists all real and personal property leases included in the Company Non-IP Assets. All such leases are in full force and effect and are valid and effective in accordance with their respective terms, and to Company's Knowledge there is not, under any such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that could give rise to a material claim against Company. Company does not own any fee interests in real property. Company has good and marketable title to all of its owned properties (including those shown on the Company Balance Sheet or acquired subsequent to the Company Balance Sheet Date), free and clear of all Encumbrances. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company and used in the Company Business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company is a party which are described in the first sentence of this Section 2.10(b) are fully effective and afford Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease.

         2.11     Absence of Certain Changes. Except as set forth in Part 2.11
                  --------------------------
of the Company Disclosure Letter, since the Company Balance Sheet Date, there has not been with respect to the Company Business any:

                  (a) Material Adverse Change with respect to Company;

                  (b) amendment or change in the Certificate of Incorporation or Bylaws of Company;

                  (c) incurrence, creation or assumption by Stockholder or Company of (i) any Encumbrance on any of the Company Assets; or (ii) any material obligation, liability or indebtedness for borrowed money;

                  (d) grant or issuance of any options, warrants or other rights to acquire from Company, directly or indirectly, any debt or equity securities of Company, or any offer, issuance or sale by Company of any debt or equity securities of Company;

                  (e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company's capital stock, or any acceleration or release of any right to repurchase shares of Company's capital stock;

                  (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill related to the Company Business other than a license of any Intellectual Property, product or products of Company made in the ordinary course of business;

                  (g) damage, destruction or loss of any property or asset used in the Company Business, individually or in the aggregate, with a book or fair market value in excess of the Threshold Amount, whether or not covered by insurance;

                  (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, any split, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company except for distributions made in the ordinary course of business;

                  (i) change or increase in the compensation payable or to become payable to any of the officers, directors or employees of Company, or any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors or employees except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business;

                  (j) material change with respect to the management, supervisory or other key BMA Employees;

                  (k) obligation or liability incurred by Company to any of its officers or directors, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of business;

                  (l) loan, payment, advance or capital contribution to, or any investment in, any officer or director of Company or any firm or business enterprise in which any such person had a direct or indirect interest at the time of such loan, payment, advance, capital contribution or investment other than travel loans or advances of less than $10,000 made in the ordinary course of business;

                  (m) amendment of, relinquishment, termination or non-renewal by Company of any material Contract, transaction, commitment or other right or obligation related to or in connection with the Company Business or by Stockholder of any material contract, lease, transaction, commitment or other right or obligation related exclusively to the Company Business, in each case other than in the ordinary course of business or any written assertion by the other party thereto of any problems with Company's services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

                  (n) transaction, contract or agreement related to or in connection with the Company Business to which Stockholder is a party related exclusively to the Company Business or to which Company is a party, in each case, that by its terms requires or contemplates a current or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company (i) involving amounts in excess of the Threshold Amount, or (ii) that was not entered into in the ordinary course of business;

                  (o) license, transfer or grant to a third party of a right under any Company IP Asset other than licenses made in the ordinary course of business; or

                  (p) notes or other obligations payable to Company for past or future issuances of Company options.

         2.12     Contracts and Commitments/Licenses and Permits. Part 2.12 of
                  ----------------------------------------------
the Company Disclosure Letter sets forth a list of each of the following (i) Contracts (A) to which any Company Asset is bound, (B) to which Company is a party or (C) related exclusively to the Company Business to which Stockholder is a party and (ii) licenses and permits held by Stockholder that relate exclusively to the Company Business or held by Company:

                  (a) any material website hosting, website linking, content or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar agreement relating to any aspect or element of any of the Company Websites or any other website;

                  (b) any material distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology of Company;

                  (c) any continuing Contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from Company or Stockholder in an amount in excess of the Threshold Amount per annum which is not terminable on 90 or fewer days' notice without cost or other liability to Company;

                  (d) any material Contract in which Company or Stockholder has granted or received most favored customer pricing provisions or exclusive marketing or on-line distribution rights relating to any product or service, group of products or services, market or geographic territory;

                  (e) any material Contract providing for the development of any software, content (including textual content and visual, aural or graphics content), technology or Intellectual Property for (or for the benefit or use of) Company or Stockholder, or providing for the purchase or license of any software (other than Commercial IP), content (including textual content and visual, aural or graphics content), technology or Intellectual Property to (or for the benefit or use of) Company or Stockholder, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by Company or Stockholder to be used or incorporated) (i) in connection with any aspect or element of any of the Company Websites; or (ii) in any product or service currently sold, licensed, provided, leased, distributed or marketed by Company (other than Commercial IP);

                  (f) any joint venture or partnership Contract or other Contract which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

                  (g) any Contract for or relating to the employment of any officer, employee or consultant of Company or any other type of Contract with any officer, employee or consultant of Company that is not terminable on 30 or fewer days' notice without cost or other liability to Company;

                  (h) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                  (i) any lease or other agreement under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed the Threshold Amount per annum;

                  (j) any Contract for the sale, licensing or leasing of any assets, properties, products, services or rights requiring annual payments in excess of the Threshold Amount;

                  (k) any material Company IP Rights Agreement;

                  (l) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

                  (m) any consulting or similar agreement under which Company or Stockholder provides any advice or services to a third party for an annual compensation to Company of the Threshold Amount per year or more;

                  (n) any Contract with or commitment to any labor union;

                  (o) any Related Party Agreement;

                  (p) any Contract to which Company or Stockholder is a party that relates to the acquisition of the Company Business by Stockholder other than those contracts subject to confidentiality obligations entered into at the time of such acquisition, which contracts subject to such restrictions are not material to the Company Business; and

                  (q) any Governmental Permit related to or in connection with the Company Business.

                  A true and complete copy of each agreement or document required by subsections (a) through (q) of this Section 2.12 to be listed on
Part 2.12 of the Company Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the "Company Material Agreements") and a copy of each Governmental Permit required by subsection (r) of this Section 2.12 to be listed on Part 2.12 of the Company Disclosure Letter has been made available or delivered to Buyer's counsel. With respect to the Company and Stockholder, each of the Company Material Agreements is in full force and effect, and is a legal, binding and enforceable obligation of or against the Company or Stockholder, as applicable, and, with respect to all other parties to such agreements, to Company's Knowledge, each of the Company Material Agreements is in full force and effect, and is a legal, binding and enforceable obligation of or against such other party.

         2.13     No Default; No Restrictions. Neither Stockholder nor Company
                  ---------------------------
is in breach or default under any Company Material Agreement, which breaches or defaults, individually or in the aggregate, would be materially adverse to the Company Business. Company has no liability for renegotiations of government contracts or subcontracts, if any. Company is not a party to, and no material asset or property of Company is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) Company from freely engaging in any Company Business now conducted by it or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Company may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that Company may address in operating its business, but excluding any agreement providing for the use by Company of Intellectual Property where such agreement might be considered to impose a restriction by virtue of the Company's right to use the specific Intellectual Property not being unlimited), or includes any grants by Company of exclusive licenses or exclusive rights with respect to a Company Website. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach by Stockholder or Company, or to Company's Knowledge, any other party thereto, of any of the provisions of any Company Material Agreement, (ii) give any third party (a) the right to declare a default or exercise any remedy under any Company Material Agreement, (b) the right to a rebate, chargeback, penalty or change in delivery schedule under any Company Material Agreement, (c) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Agreement, or (d) the right to cancel, terminate or modify any Company Material Agreement, except in each case for such violations, breaches, declarations of default, exercises of remedies, and rights to rebates, chargebacks, penalties, changes, acceleration, cancellation, termination or modification that, individually or in the aggregate, would not be materially adverse to the Company Business. Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement which, individually or in the aggregate, would reasonably be expected to be materially adverse to the Company Business.

         2.14 Intellectual Property.
              ---------------------

              (a) (i) Subject to the terms and conditions of the agreements set forth in Part 2.14(a)(i) of the Company Disclosure Letter, Company owns, or has a valid right or license to use, possess, license, sublicense, copy, modify, make derivative works of, sell, distribute, perform, display publicly, market, advertise or dispose of, all Company IP Assets, other than trademarks and service marks, that are used in the Company Business.

                      (ii) Subject to the terms and conditions of the agreements set forth in Part 2.14(a)(ii) of the Company Disclosure Letter, Company owns, or has a valid right or license to use, possess, license, sublicense, copy, sell, distribute, market, display publicly, advertise or dispose of all trademarks and service marks set forth in Part 2.14(a)(ii) of the Company Disclosure Letter for current uses in connection with the Company Business, and, except for any trademarks or service marks which have become generic other than as a result of actions or failures to act on the part of Company, all of such trademarks and service marks are valid and enforceable.

                      (iii) To Company's Knowledge as set forth in Part 2.14(a)(iii) of the Company Disclosure Letter and subject to the terms and conditions of the agreements set forth therein, Company owns, or has a valid right to use, possess, license, copy, sell, distribute, market, display publicly, advertise or dispose of the trademark and service mark "Blue Mountain" for use in connection with electronic greeting cards in the United States, and, except if such trademark and service mark has become generic other than as a result of actions or failures to act on the part of Company, such trademark and service mark rights are valid and enforceable.

              (b) Except as set forth in Part 2.14(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the Company Ancillary Agreements by Company, this Agreement and the Stockholder Ancillary Agreements by Stockholder and the consummation of the transactions contemplated by this Agreement, the Stockholder Ancillary Agreements and the Company Ancillary Agreements will not: (i) constitute a material breach of or default under any instruments, contracts, licenses or other agreements governing any Company IP Asset to which Company is a party (collectively, the "Company IP Rights Agreements"), (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Asset, or (iii) impair the right of Company in any Company IP Asset or portion thereof, in each case, which breach, default, forfeiture, termination or impairment, individually or in the aggregate, is materially adverse to the Company Business.

              (c) To Company's Knowledge, except as set forth in Part 2.14(c) of the Company Disclosure Letter, there are no and will be no royalties, honoraria, fees or other payments (other than salaries payable to employees and amounts payable to independent contractors not contingent on or related to use of their work product) pursuant to agreements in effect as of the Closing payable by Company to any third person by reason of the ownership, use, possession, license, sublicense, copying, modifying, making derivative works of, sale, distribute, performance, public display, marketing, advertising or disposition of any Company IP Assets by Company before or after the Closing Date.

              (d) Except as set forth in Part 2.14(d) of the Company Disclosure Letter, neither the manufacture, modification, copying, disposition, marketing, license, sublicense, sale, advertising, furnishing, distribution, performance, public display or intended use of any product or service (including any service offered to users of any of the Company Websites) currently licensed, sublicensed, utilized, sold, or otherwise provided or furnished by Company or by Stockholder exclusively in connection with the Company Business or currently under development by Company in connection with or related to the Company Business or by Stockholder to be used exclusively in the Company Business: (i) violates any license or agreement between Company and any third party, except for such violations which would not, individually or in the aggregate, be material to the Company Business; or (ii) to Company's Knowledge, infringes or misappropriates any Intellectual Property Right of any other party. There is no pending, and to the Knowledge of Company, there is no threatened, claim, demand, or litigation contesting the validity, ownership or right of Company to use, possess, license, sublicense, copy, modify, make derivative works of, sell, distribute, perform, display publicly, market, advertise or dispose of any Company IP Asset, nor has Company received any written notice asserting that any Company IP Asset or the proposed use, possession, license, sublicense, copying, modifying, making derivative works of, sale, distribution, performance, public display, marketing, advertising or disposition thereof conflicts or will conflict with the rights of any other party, nor, to Company's Knowledge, is there any reasonable basis for any such assertion or, to Company's knowledge, any such assertion threatened.

              (e) Except as set forth in Part 2.14(e) of the Company Disclosure Letter, to Company's Knowledge, no officer, director or employee of Company: (i) is in material violation of any material term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such officer's, director's or employee's being employed by, or performing services for, Company or using trade secrets or proprietary information of others; or (ii) has developed for Company any technology, software or other copyrightable, patentable, or otherwise proprietary work for Company that is subject to any agreement under which such officer, director or employee has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property Right related thereto that is material, individually or in the aggregate, to the Company Business. To Company's Knowledge, the employment of any employee of Company or any failure to employ or retain the services of any employee, in each case in connection with or related to the Company Business, does not subject Company to any liability to any third party.

              (f) Except as set forth in Part 2.14(f) of the Company Disclosure Letter, to the Company's Knowledge, no current or former officer, director or employee of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Assets.

              (g) Part 2.14(g) of the Company Disclosure Letter contains a complete list of the following types of Company IP Assets anywhere in the world:
(i) all patents (or foreign equivalents thereof), registrations of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority owned by Company; (ii) all applications for registration made or taken pursuant to federal, state and foreign laws by Company to secure, perfect or protect its interest in Company IP Assets, including all patent (or foreign equivalents thereof) applications, and applications for registration of copyrights, trademarks and service marks; and
(iii) to the Company's Knowledge, all material unregistered trademarks and service marks owned or purported to be owned by Company which are currently used in connection with the Company Business.

              (h) Part 2.14(h) of the Company Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements as to which Company is a party (including by assignment or otherwise) and pursuant to which any person is authorized to use any Company IP Assets, other than any end user license agreements or terms of use with users of the Company Websites, and (ii) all material licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property, including software ("Third Party IP Rights").

              (i) Except as set forth in Part 2.14(i) of the Company Disclosure Letter, neither Company nor any other party acting on behalf of the Company has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Company Source Code. To Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any Company Source Code. Part 2.14(i) of the Company Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which Company has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code, and further describes whether the execution of this Agreement or the consummation of the transactions contemplated by this Agreement would reasonably be expected to result in the release from, or a claim for release from, escrow of any Company Source Code.

              (j) Except as set forth in Part 2.14(j) of the Company Disclosure Letter, to Company's Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Assets by any third party, including any BMA Employee or former employee of the Company Business.

              (k) All software developed by Company and licensed by Company to customers and all other products manufactured, sold, licensed, sublicensed, distributed, leased or delivered by Company to customers and all services provided by Company to customers on or prior to the Closing Date in connection with the Company Business conform to applicable contractual commitments and any express warranties, and Company has no liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

              (l) Company's and Stockholder's use, license, sublicense and sale of any User Data collected from the Company Websites have complied with Company's and Stockholder's published privacy policy in effect at the time such User Data was collected, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Company.

       2.15   Compliance with Laws.
              --------------------

              (a) Each of Stockholder (as relates specifically to the Company Business) and Company has complied, and is now and at the Closing Date will be in compliance with all applicable (i) federal, state or local laws, ordinances, regulations and rules, (ii) orders, writs, injunctions, awards, judgments and decrees, (iii) to Company's Knowledge, foreign laws, ordinances, regulations and rules applicable to it, Company Assets, or the Company Business and (iv) to Company's Knowledge, laws, ordinances, regulations and rules that relate to or govern the compilation, use and transfer of User Data (in each of clauses (i), (ii), (iii) and (iv), including any regulations promulgated thereunder) ((i),
(ii), (iii) and (iv) collectively, "Applicable Law"), except for such noncompliance which, individually or in the aggregate, would not be material to the Company Business.

              (b) All materials relating to the Company Business distributed or marketed by Company, all materials specifically relating to the Company Business distributed or marketed by Stockholder and, to Company's Knowledge, each of the Company Websites have at all times made all disclosures to users or customers required by Applicable Law and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive, except where the failure to make such disclosures or where such inaccurate, misleading or deceptive disclosures, individually or in the aggregate, would not be materially adverse to the Company Business.

              (c) To Company's Knowledge, each of Stockholder (as relates specifically to the Company Business) and Company has at all times been in compliance with Applicable Laws relating to the privacy of users of each of the Company Websites, except for such noncompliance which, individually or in the aggregate, would not be materially adverse to the Company Business.

              (d) Except as set forth in Part 2.15(d) of the Company Disclosure Letter, Company holds all permits, licenses and approvals from, and has made all filings with, government (and quasi-governmental) agencies and authorities, that are necessary for Company to continue to conduct the Company Business as presently conducted without any violation of Applicable Law except where such Applicable Law relates to the compilation, use and transfer of User Data ("Governmental Permits") and all such Governmental Permits are in full force and effect except where the failure to hold such permits or make such filings individually or in the aggregate would not be materially adverse to the Company Business. Neither Company nor Stockholder has received any notice or other communication from any Governmental Entity (or quasi-governmental entity) regarding (i) any actual or possible material violation of law or any Governmental Permit or any failure to comply with any material term or requirement of any Governmental Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Company is not subject to any reporting or filing requirement with or to any Governmental Entity, or under Applicable Law, or pursuant to any Governmental Permit other than such requirements that are applicable to companies similarly situated to Company.

              (e) Neither Company nor, to Company's Knowledge, any director or officer of Company, has, for or on behalf of Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law, which violation for the purposes of clause (iii) only, is not materially adverse to the Company Business.

         2.16 Related Party Transactions and Agreements. Except as set forth in
              -----------------------------------------
Part 2.16 of the Company Disclosure Letter, none of the officers or directors of Company, nor Stockholder has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Company related to or in connection with the Company Business (except with respect to any interest in less than two percent of the stock of any corporation whose stock is Publicly Traded). Except as disclosed in Part 2.16 of the Company Disclosure Letter, none of said officers or directors nor Stockholder is a party to, or otherwise directly or indirectly interested in, any contract, agreement or formal or informal arrangement or understanding with Company or Stockholder related to or in connection with the Company Business, except for normal compensation for services as an officer, director or employee thereof that have been disclosed in writing to Buyer. Except as disclosed in Part 2.16 of the Company Disclosure Letter, none of said officers or directors nor Stockholder has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property) that is used in, or that relates to, the Company Business, except for the rights of stockholders under Applicable Law. All such transactions, agreements, arrangements, understandings, and ownership interests described in this Section
2.16 are referred to herein as "Related Party Agreements."

         2.17 Employees, ERISA and Other Compliance.
              -------------------------------------

              (a) Stockholder and Company are in compliance with Applicable Law and all agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, except for such noncompliance which, individually or in the aggregate, would not be material to the Company Business. Except as set forth in Part 2.17(a) of the Company Disclosure Letter, neither the Company nor Stockholder has any employment or consulting agreements with any BMA Employee or consultant employed or engaged in the Company Business currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

              (b) Except as set forth in Part 2.17(b) of the Company Disclosure Letter, neither the Company nor Stockholder (i) is now, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement, (iii) is subject to any other contract with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. Company and Stockholder, with respect to the BMA Employees, have good labor relations, and Company has no Knowledge of any facts indicating that the consummation of the transactions contemplated by this Agreement will have an adverse effect on such labor relations. All of the BMA Employees of Company and Stockholder are legally permitted to be employed by Company or Stockholder in the United States of America in their current job capacities.

              (c) Neither the Company nor, with respect to any BMA Employee, Stockholder has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of Company or, with respect to any BMA Employee, Stockholder is subject to Title IV of ERISA.

              (d) (i) Part 2.17(d) of the Company Disclosure Letter lists each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Company or Stockholder and covers any BMA Employee. Such contracts, plans and arrangements as are described in this Section 2.17(d) are hereinafter collectively referred to as "Company Benefit Arrangements." Company or Stockholder has delivered or made available to Buyer copies of each document comprising or forming a part of a Company Benefit Arrangement. Company has no liability with respect to any Company Benefit Arrangement or any plan, program or arrangement of the type set forth in Part 2.17(d) of the Company Disclosure Schedule other than as set forth on the Company Balance Sheet and the Closing Balance Sheet.

                  (ii)Each Company Benefit Arrangement has been maintained and administered in compliance in all material respects with its terms and with Applicable Law, except for such noncompliance which, individually or in the aggregate, would not be material to the Company Business. Each Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 or has remaining a period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any necessary amendments to such Company Benefit Arrangements.

                  (iii) Company or Stockholder, as applicable, has timely filed and delivered to Buyer and its counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA.

                  (iv)Neither Company, Stockholder nor any party to whom the Company has an indemnification obligation has been a participant in any "prohibited transaction" or has breached any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of

ERISA) by ERISA with respect to the Company Benefit Arrangements which Company or Stockholder sponsors as employer or in which Company or Stockholder participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in a material excise tax under the Code or other material liability under ERISA.

              (e) Except as set forth in Part 2.17(e) of the Company Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Company or Stockholder relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended May 31, 2001.

              (f) The group health plans (as defined in Section 4980B(g) of the Code) that benefit BMA Employees are in compliance, in all material respects, with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998 and the Family Medical and Leave Act of 1993 and the regulations thereunder, as such requirements affect BMA Employees, the Company and Stockholder in connection with Stockholder's employment of BMA Employees. To Company's Knowledge, no BMA Employee has made invalid claims through such health plans that exceed $10,000 during the twelve-month period preceding the Closing Date.

              (g) No benefit payable or which may become payable by Company or Stockholder pursuant to any Company Benefit Arrangement or as a result of, associated with or arising under this Agreement or the transactions contemplated by this Agreement will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of
Section 280G of the Code. Except as set forth in Part 2.17(g) of the Company Disclosure Letter, neither Company nor Stockholder is, with respect to any BMA Employee, a party to any: (i) agreement with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or any event associated with the transactions contemplated by this Agreement, including any of the other transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

              (h) Set forth in Part 2.17(h)(i) of the Company Disclosure
Schedule is a true and complete list showing the names and annual current salary rates of all of the personnel employed by Stockholder or Company who work primarily in connection with the Company Business as of the date hereof (the "BMA Employees") and in Part 2.17(h)(ii) of the Company Disclosure Schedule is a true and complete list of the BMA Employees who will become employees of Company or Buyer on or before the Closing Date (the "Transferred Employees"), which list includes for such employees the amounts paid or payable as a base salary and lists any other compensation arrangements for such BMA Employees, including bonuses or other compensation arrangements. The BMA Employees constitute all personnel employed in the Company Business, whether full-time or part-time and whether or not actively at work (including employees on short or long-term disability and leaves of absence).

         2.18 No Brokers. Neither Company, Stockholder nor any of their
              ----------
ffiliates is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the transactions contemplated by this Agreement, and neither Company, Stockholder nor any of their affiliates will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the transactions contemplated by this Agreement or any act or omission of Company or any of the BMA Employees or any of Company's officers, directors, stockholders, agents or affiliates.

         2.19 Insurance. All policies of insurance now held by Company or
              ---------
Stockholder that insure the Company Assets or the Company Business are set forth in Part 2.19 of the Company Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible. There is no claim that relates primarily to the Company Business pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Company or Stockholder, as applicable, is otherwise in compliance with the terms of such policies and bonds. Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         2.20 State Takeover Statutes. The Board of Directors of Company has
              -----------------------
taken all actions necessary so that no "fair price," "moratorium," "control share acquisition" or other antitakeover statute or regulation is applicable to the consummation of the transactions contemplated by this Agreement.

         2.21 Formation of Company. The sale, transfer, contribution and
              --------------------
delivery of liabilities and assets from Stockholder to Company was completed in accordance with the Contribution Agreement, a copy of which was provided by Stockholder to Buyer. As of the Closing, Company will own no assets and have no liabilities other than those (i) shown on the Closing Balance Sheet and (ii) set forth in Part 2.9 of the Company Disclosure Letter, the Company Ancillary Agreements and the Stockholder Ancillary Agreements or (iii) as specifically contemplated by the Contribution Agreement and the schedules and exhibits thereto.

         2.22 Disclosure. No representation or warranty made by Company or
              ----------
Stockholder contained in this Agreement, the Company Ancillary Agreements or the Stockholder Ancillary Agreements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                                    Article 3
                     Representations and Warranties of Buyer

         Buyer and Merger Sub hereby represent and warrant to Company and Stockholder the following:

         3.1 Organization and Good Standing. Each of Buyer and Merger Sub is a
             ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

         3.2  Power, Authorization and Validity.
              ---------------------------------

                  (a) Power and Authority. Each of Buyer and Merger Sub has all
                      -------------------
requisite corporate power and authority to enter into, execute, deliver, and perform its respective obligations under, this Agreement and each other agreement which Buyer or Merger Sub is to enter into pursuant to this Agreement (such agreements and documents other than this Agreement, collectively, the "Buyer Ancillary Agreements") and to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Buyer Ancillary Agreements by Buyer or Merger Sub, as applicable, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer or Merger Sub, as applicable, under Applicable Law.

                  (b) No Consents. No consent, approval, order or authorization
                      -----------
of, or registration, declaration or filing with, any Governmental Entity is necessary or required to be made or obtained by Buyer or Merger Sub to enable Buyer or Merger Sub to lawfully execute and deliver, enter into, and to perform its respective obligations under, this Agreement and each of the Buyer Ancillary Agreements, or to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the antitrust laws of any foreign country.

                  (c) Enforceability. This Agreement is, and each of the Buyer
                      --------------
Ancillary Agreements when executed by Buyer or Merger Sub will be, a valid and binding obligation of Buyer or Merger Sub, as applicable, enforceable against Buyer or Merger Sub, as applicable, in accordance with its respective terms, subject to the effect of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         3.3 No Conflict. The execution and delivery of this Agreement and the
             -----------
Buyer Ancillary Agreements by Buyer or Merger Sub, as applicable, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, default, breach, impairment or violation of: (i) any provision of the Certificate of Incorporation or Bylaws of Buyer or Merger Sub, each as currently in effect; (ii) any law, rule, regulation, judgment, writ, decree, order or statute applicable to Buyer or Merger Sub or any of their respective assets other than those requirements set forth in Section 3.2(b); or (iii) any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective material assets or properties are bound or affected; except in the case of each of clauses (ii) and (iii), those which, individually or in the aggregate, would not be material to the business or operations of Buyer taken as a whole.

         3.4  Buyer Financial Statements; Buyer Financial Projections; Employee
              -----------------------------------------------------------------
Terminations.
------------

                  (a) Buyer has delivered to Company and Stockholder Buyer's draft audited consolidated balance sheet as of December 31, 2000 and Buyer's draft audited consolidated statement of operations, statement of cash flows and statement of changes in stockholders' equity for the year ended December 31, 2000 and Buyer's unaudited consolidated balance sheet as of May 31, 2001 and Buyer's unaudited consolidated statements of operations and cash flows for the five-month period ended May 31, 2001 (all such financial statements of Buyer and any notes thereto are hereinafter collectively referred to as the "Buyer Financial Statements"). The Buyer Financial Statements (i) are derived from and in accordance with the books and records of Buyer, (ii) fairly present the financial condition of Buyer at the dates therein indicated and the results of operations for the periods therein specified, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for any absence of notes thereto. Except as set forth in the Buyer Financial Statements, Buyer has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (A) those shown on Buyer's audited balance sheet as of December 31, 2000 (the "Buyer Balance Sheet") included in the Buyer Financial Statements,
(B) those that may have been incurred after December 31, 2000 (the "Buyer Balance Sheet Date") in the ordinary course of Buyer's business, consistent with its past practices, and (C) those that are not required to be set forth in the Buyer Balance Sheet under GAAP. All reserves established by Buyer that are set forth in or reflected in the Buyer Balance Sheet are established in accordance with GAAP. At the Buyer Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) which are not adequately provided for in the Buyer Balance Sheet as required by such Statement No. 5.

                  (b) Buyer has delivered to Stockholder cash flow forecasts prepared in accordance with Buyer's past practice and statements of operations financial projections for each quarter in the period from January 1, 2001 through June 30, 2002 (the "Financial Projections"). The Financial Projections have been prepared in good faith by Buyer based upon reasonable assumptions and represent Buyer's best good faith estimates as to its future results of operations. Buyer will, at all relevant times, have, or have access to, funds sufficient to pay its obligations to Stockholder under this Agreement and the Commercial Agreement.

                  (c) None of the funds that Buyer will use to pay the Closing Payment will be derived from the cash, cash equivalents or short-term investments shown on Buyer's balance sheet as of May 31, 2001.

                  (d) As of the Agreement Date and the Closing Date, Buyer has no plan or intention to terminate the employment of any of the Transferred Employees during the sixty day period commencing with the Closing Date.

         3.5  Absence of Certain Changes.  Since the Buyer Balance Sheet Date,
              --------------------------
there has not been with respect to Buyer any:

                  (a) Material Adverse Change in Buyer; or

                  (b) amendment or change in the Certificate of Incorporation or Bylaws of Buyer.

         3.6 Litigation. There is no action, claim, suit arbitration, mediation,
             ----------
proceeding, claim or investigation pending or, to Buyer's Knowledge, threatened, against Buyer or any of its Subsidiaries before any court, administrative agency or arbitrator that would, if determined adversely to Buyer, have a Material Adverse Effect on Buyer or a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

         3.7 No Brokers. Neither Buyer nor any of its affiliates is obligated
             ----------
for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the transactions contemplated by this Agreement, and neither Buyer nor any of its affiliates will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the transactions contemplated by this Agreement or any act or omission of Buyer, any affiliate of Buyer, Company any BMA Employee, or any of their officers, directors, stockholders, agents or affiliates.

         3.8 Stock Ownership. Buyer has determined, pursuant to 16 C.F.R.
             ---------------
(S)(S)801.10(a)(2)(a)(ii) and 801.10(c)(3), that the value of the Company voting securities that Buyer will acquire in connection with the transactions contemplated by the Agreement does not exceed $50,000,000. Buyer's ultimate parent entity will not, as a result of the transactions contemplated by the Agreement, hold voting securities of AT&T Corp. or any corporations controlled by AT&T Corp. that have an aggregate value, as determined in accordance with 16 C.F.R. (S)(S)801.10 and 801.13, of more than $50,000,000.

         3.9 Disclosure. No representation or warranty made by Buyer contained
             ----------
in this Agreement or in the Buyer Ancillary Agreements contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                                    Article 4
                      Covenants of Company and Stockholder

         During the period from the Agreement Date until the earlier to occur of
(i) the Closing (except with respect to the covenants in Sections 4.7, 4.8 and 4.9, which covenants shall continue after Closing in accordance with their terms) or (ii) the termination of this Agreement in accordance with the provisions of Article 8, Company and Stockholder covenant and agree with Buyer as follows:

         4.1 Advice of Changes. Stockholder will promptly advise Buyer in
             -----------------
writing (i) of any event occurring subsequent to the Agreement Date of which it becomes aware that would render any representation or warranty of Company or Stockholder, as applicable, contained in Article 2, if made on or as of the date of such event or the Closing Date, materially untrue or inaccurate and (ii) of any Material Adverse Change in Company occurring subsequent to the Agreement Date of which it has Knowledge.

         4.2 Conduct of Business. Except in connection with or related to the
             -------------------
transactions specifically contemplated by this Agreement or the Contribution Agreement, Company will, and Stockholder will cause Company to, (i) conduct its operations only in, and not take any actions except in, the ordinary course of business; and (ii) use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of the BMA Employees and maintain relationships with those persons having business relationships with Company. Notwithstanding the foregoing, Company will, and Stockholder will cause Company to, preserve intact and continue operating the Company Websites without modification and in a manner intended to result in availability, reliability and speed of access on the Company Websites to be materially consistent with past practice (subject to the effects of circumstances outside of the control of Company and Stockholder). In addition, Stockholder and Company shall use their commercially reasonable efforts to cooperate with Buyer to pursue mutually-agreed upon projects related to the conduct of the Company Business following the Closing; provided, that in the
                                                       --------
event that the Closing does not occur, Buyer shall promptly reimburse all of Stockholder's and Company's reasonable costs and expenses incurred in pursuing any such projects.

         Other than as set forth in Part 4.2 of the Company Disclosure Letter, Company will not and Stockholder will cause Company not to, without the prior written consent and approval of Buyer:

                  (a) borrow or lend any money, other than reasonable and normal advances to employees for bona fide travel expenses that are incurred in the ordinary course of the Company Business;

                  (b) grant any Encumbrance on any Company Asset;

                  (c) sell, transfer or dispose of any Company Asset, except in the ordinary course of the Company Business;

                  (d) enter into any lease or contract for the purchase or sale of any real property, or enter into any lease or contract for the purchase or sale of any other property whether personal, tangible or intangible, except in the ordinary course of the Company Business;

                  (e) pay any bonus, increased salary or special remuneration to any BMA Employee or Company officer, director, or consultant to the Company Business (except for normal salary increases consistent with Stockholder's past practices and not to exceed 5% of such officer's, BMA Employee's or consultant's base annual compensation, and except pursuant to existing arrangements previously disclosed to and approved in writing by Buyer) or enter into any new employment or consulting agreement with any such person;

                  (f) change any of its accounting methods;

                  (g) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants or contractors of Company in connection with the termination of their services with Company at the original purchase price of such stock), pay or distribute any cash or property to any stockholder or security holder of Company or make any other cash payment to any stockholder or security holder of Company that is unusual, extraordinary, or not made in the ordinary course of the Company Business;

                  (h) amend or terminate any contract, agreement or license to which Company is a party except those amended or terminated in the ordinary course of the Company Business;

                  (i) guarantee or act as a surety for any obligation of any third party;

                  (j) waive or release any right or claim or initiate, compromise or settle any litigation material to the Company Business, except in the ordinary course of the Company Business;

                  (k) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

                  (l) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

                  (m) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Buyer) or enter into any negotiations, discussions or agreement for such purpose;

                  (n) amend its Certificate of Incorporation or Bylaws;

                  (o) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Buyer for its review at a reasonable time prior to filing;

                  (p) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify
(i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of Company or (ii) the vesting or release of any shares of capital stock or other securities of Company from any repurchase options or rights of refusal held by Company or any other party or any other restrictions;

                  (q) take any action inconsistent with the representations and warranties contained in Sections 2.11(b) through (f), and (h) through (p); provided, that Stockholder or Company shall be permitted to terminate the
--------
employment of BMA Employees if they shall have good reason to do so and give Buyer prior notice of such termination, and, in the case of the five Company employees named in the definition of "Knowledge" herein, if they shall have obtained Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed; or

                  (r) agree to do any of the things described in the preceding clauses 4.2(a) through 4.2(q).

         4.3 Approvals, Consents. Each of Company and Stockholder will use its
             -------------------
diligent efforts to (i) obtain the authorization, approval or consent of any Governmental Entity or third party which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement and will promptly execute and file, or join in the execution and filing of, any application, notification, petition, statement, registration, permit, submission of information, or any other document and take such other actions that may be necessary in order to obtain such authorizations, approvals and consents except for the those the failure of which to obtain would not be materially adverse to the Company Business; (ii) satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 7;
(iii) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. Stockholder, as the sole stockholder of Company, will vote the Company's Stock in favor of adoption of this Agreement.

         4.4 Litigation. Company will notify Buyer in writing promptly after
             ----------
learning of any claim, suit, arbitration, mediation, proceeding, claim or investigation by or before any court, administrative agency or arbitrator, initiated by or against it, or to the Company's Knowledge threatened against Company or any of its officers, directors or stockholders or the BMA Employees in their capacity as such which action would reasonably be expected to be materially adverse to the Company Business.

         4.5 No Other Negotiations. During the time period commencing on the
             ---------------------
Agreement Date and ending on the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article 8, neither Stockholder nor Company will, and neither Stockholder nor Company will authorize, encourage or permit any officer, director, employee, stockholder, affiliate or agent of Company or Stockholder or any attorney, investment banker or any other person on Company's or Stockholder's behalf to, directly or indirectly: (i) solicit, initiate or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) furnish any information regarding Company or the Company Business to any person in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iii) participate in any discussions or negotiations with any person with respect to any Alternative Transaction; (iv) otherwise cooperate with or facilitate any effort or attempt by any person (other than Buyer) to effect any Alternative Transaction; or (v) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company or Stockholder and any third party that is related to, provides for or concerns any Alternative Transaction. During the foregoing time period identified in the preceding sentence, Stockholder will promptly notify Buyer orally and in writing of any inquiries or proposals received by Company or Stockholder or any of its officers, directors, employees, stockholders, attorneys, investment bankers or agents regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal.

         4.6 Access to Information. Company and Stockholder will afford Buyer
             ---------------------
and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records, personnel, accountants and other representatives of Company and Stockholder (to the extent primarily related to the Company Business) during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company and the 2000 Audit, as Buyer may reasonably request. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 4.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations or the obligations of the parties to consummate the transactions contemplated by and described in this Agreement.

         4.7 Audited Financial Statements. As promptly as practicable after the
             ----------------------------
date of this Agreement, Stockholder shall use commercially reasonable efforts to cause the Company's auditors to provide Buyer with audited financial statements of the Company Business (including accompanying notes) for the year ended December 31, 2000, and a "review" of the unaudited financial statements for the six months ended June 30, 2001 (the "2000 Audit") to be prepared in accordance with Regulation S-X under the federal securities laws and in accordance with GAAP. Buyer agrees to promptly (but in no event more than 30 calendar days) following invoicing reimburse half of Stockholder's out-of-pocket costs and expenses incurred in and for the 2000 Audit, subject to a cap on such reimbursement of $75,000. In the event that Stockholder's out-of-pocket costs and expenses of the 2000 Audit exceed $150,000, Stockholder shall promptly notify Buyer, and Buyer agrees to promptly (but in no event more than 30 calendar days) following invoicing reimburse all of Stockholder's out-of pocket costs and expenses incurred in and for the 2000 Audit to the extent such costs and expenses exceed $150,000 in the aggregate.

         4.8 Pre-Closing Health Insurance Claims. In consideration of an account
             -----------------------------------
payable to Stockholder in the amount of $95,000 on the Closing Balance Sheet, Stockholder agrees to retain liability for claims covered by Stockholder's health insurance benefit plan made by Transferred Employees in respect of periods prior to the Closing Date.

         4.9 Certain Agreements. Following the Closing, Stockholder agrees to
             ------------------
perform the obligations set forth on Part 5.7 of the Company Disclosure Letter with respect to the agreements described thereon.

                                    Article 5
                                 Buyer Covenants

         During the period from the Agreement Date until the earlier to occur of
(i) the Closing (except with respect to the covenants in Sections 5.4, 5.6 and 5.7 which shall continue after the Closing in accordance with their terms) or
(ii) the termination of this Agreement in accordance with the provisions of
Article 8, Buyer covenants and agrees with Company and Stockholder as follows:

         5.1 Advice of Changes. Buyer will promptly advise Company and
             -----------------
Stockholder in writing (i) of any event occurring subsequent to the Agreement Date of which it becomes aware that would render any representation or warranty of Buyer contained in Article 3, if made on or as of the date of such event or the Closing Date, materially untrue or inaccurate and (ii) of any Material Adverse Change in Buyer occurring subsequent to the Agreement Date of which it has Knowledge.

         5.2 Conduct of Business. Buyer will continue to conduct its business
             -------------------
and maintain its business relationships in the ordinary and usual course. If Buyer becomes aware of a material deterioration in its business, it will promptly bring such information to the attention of Company and Stockholder in writing and, if requested by Company or Stockholder, will exert reasonable commercial efforts to promptly restore its business. In addition, Buyer shall use its commercially reasonable efforts to cooperate with Stockholder and Company to pursue mutually-agreed upon projects related to the conduct of the Company Business following the Closing; provided, that in the event that the
                                        --------
Closing does not occur, Buyer shall promptly reimburse all of Stockholder's and Company's costs and expenses incurred in pursuing any such projects.

         5.3 Approvals, Consents. Each of Buyer and its affiliates will use its
             -------------------
diligent efforts to (i) obtain the authorization, approval or consent of any Governmental Entity or third party which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement and will promptly execute and file, or join in the execution and filing of, any application, notification, petition, statement, registration, permit, submission of information, or any other document and take such other actions that may be necessary in order to obtain such authorizations, approvals and consents except for the those the failure of which to obtain would not be materially adverse to Buyer and its Subsidiaries, taken as a whole; (ii) satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 6; (iii) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. Buyer, as the sole stockholder of Merger Sub, will vote all shares of Merger Sub Common Stock owned by it in favor of adoption of this Agreement.

         5.4 Company Employees.
             -----------------

         (a) To the extent that service is relevant for eligibility, vesting, benefit accrual, benefit contributions, benefit calculations or allowances (including entitlements to severance, vacation and sick days) under any employee benefit plan, program or arrangement established, assumed, continued or maintained after the Closing by Company or Buyer for the benefit of the Transferred Employees, Buyer shall cause such plan, program or arrangement to credit such Transferred Employees for service on or prior to the Closing Date with the Company or Stockholder; provided, however, that Buyer shall not be
                                 --------  -------
obligated to give credit for such service to the extent it (i) would result in duplication of any benefits to which a Transferred Employee is entitled to under any comparable plans, programs or arrangements maintained by Company or Stockholder prior to the Closing Date or by Buyer after the Closing Date or (ii) was not service which was recognized for purposes of such comparable plans, programs or arrangements. In addition, Buyer shall, to the extent practicable, waive any pre-existing conditions and recognize pre-Closing Date claims for purposes of annual deductible and out-of-pocket limits under its medical and dental plans.

         (b) As soon as practicable after the Closing Date, Stockholder shall prepare and deliver to Buyer a schedule listing the Transferred Employees who were participants in the At Home 401(k) Savings Plan ("401(k) Plan") as of the Closing Date. The Transferred Employees shall be permitted to receive an immediate distribution of their account balances in accordance with the terms of the 401(k) Plan and pursuant to Section 401(k)(10)(A)(iii) of the Code, or directly roll over their respective account balances in the 401(k) Plan to the defined contribution plan designated by Buyer (the "Buyer's DC Plan") or to an individual retirement account, in any case pursuant to Section 401(k)(10)(A) of the Code; provided, however, that any direct rollover to the Buyer's DC Plan
          --------  -------
will be subject to the policies and procedures of Buyer with respect to direct rollovers generally except that to the extent that a Transferred Employee transfers a loan obligation to Buyer's DC Plan, Buyer's DC Plan shall continue to accept repayments of such loan amounts and shall otherwise administer such loans in accordance with their terms and ERISA until such loan amounts are repaid or are foreclosed upon.

         (c) Nothing in this Section 5.4 or elsewhere in this Agreement shall be deemed to make any of the BMA Employees or former employees of the Company Business third party beneficiaries of this Agreement.

         5.5 Redwood City Data Center. Buyer shall reimburse Stockholder within
             ------------------------
30 days after receiving invoice for all reasonable costs incurred by Stockholder in connection with moving the data center operations of the Company Business that are currently maintained in Redwood City,

California to San Diego, California, including termination fees or expenses, connection or installation fees, expenses or charges, costs and expenses for new or replacement equipment.

         5.6 Non-Transferable Software. Buyer agrees that it will use its
             -------------------------
commercially reasonable efforts to obtain, prior to the Closing, all necessary and appropriate consents and licenses to use, following the Closing, the non-transferable commercially available software described on Part 5.6 of the Company Disclosure Letter (the "Non-Transferable Software"). In the event that Buyer expends more than $74,000 to obtain such licenses or support such software in respect of its use of such software during the first six months following the Closing, Stockholder will reimburse Buyer's documented expenses in excess of such $74,000. Buyer agrees that Stockholder may, in lieu of any such payments, arrange and pay for any required consents or licenses to be obtained. Buyer agrees that, following the Closing, Buyer will not use, modify, copy or transfer the Non-Transferable Software transferred as part of, or loaded on, the Company Assets, and will immediately following the Closing delete all such Non-Transferable Software, in each case, other than any such software for which all required consents and licenses have been obtained by Buyer prior to the Closing.

         5.7 Certain Agreements. Following the Closing, Buyer shall, and shall
             ------------------
cause the Company to, perform the obligations set forth on Part 5.7 of the Company Disclosure Letter with respect to the agreements described thereon.

         5.8 Electronic Gift Certificates. Buyer shall use commercially
             ----------------------------
reasonable efforts to ensure that eCash or its successor in interest with respect to the eCash gift certificates, honors or can honor its redemption obligations with respect to gift certificates issued in connection with the Company Business, including by taking commercially reasonable efforts to cause that gift certificate funds are transferred as necessary so that users can redeem their gift certificates and by ensuring that any applicable cards are still "open" or available for users to access in order to use their electronic gift certificates.

                                    Article 6
              Conditions to Obligations of Company and Stockholder

         The obligations of Company and Stockholder hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions, any one or more of which may be waived in writing by Company and
Stockholder:

         6.1 Accuracy of Representations and Warranties. The representations and
             ------------------------------------------
warranties of Buyer set forth in Article 3 that are qualified as to materiality shall be true and correct, and that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Agreement Date and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of such specified date or dates).

         6.2 Covenants. Buyer will have performed and complied in all material
             ---------
respects with all of its covenants contained in Article 5 on or before the Closing (to the extent that such covenants require performance by Buyer on or before the Closing).

         6.3 No Material Adverse Change. Since the Agreement Date, there shall
             --------------------------
not have been any Material Adverse Change in Buyer, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement.

         6.4 Government Consents. There will have been obtained at or prior to
             -------------------
the Closing such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the transactions contemplated by this Agreement.

         6.5 No Order; HSR Act. No Governmental Entity shall have enacted,
             --------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making illegal, imposing limitations on, or otherwise prohibiting consummation of the transactions contemplated by this Agreement. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

         6.6 Certain Agreements. Company and Stockholder will have received an
             ------------------
executed counterpart of each of the following agreements, in each case from each party thereto other than Company and Stockholder: (i) the Co-Branded Application and License Agreement substantially in the form of Exhibit A attached hereto (the "Commercial Agreement"), (ii) the Transition Services Agreement substantially in the form of Exhibit B attached hereto (the "Transition Agreement"), (iii) the Contribution Agreement substantially in the form of Exhibit C attached hereto (the "Contribution Agreement"), and (iv) the Insertion Order in the form of Exhibit D (the "Insertion Order").

         6.7 Stockholder Approval. This Agreement shall have been adopted by
             --------------------
Buyer as sole stockholder of Merger Sub.

                                    Article 7
                       Conditions to Obligations of Buyer

         The obligations of Buyer hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions, any one or more of which may be waived in writing by Buyer (other than the conditions set forth in Sections 7.8, which may not be waived under any circumstance):

         7.1 Accuracy of Representations and Warranties. The representations and
             ------------------------------------------
warranties of Company and Stockholder set forth in Article 2 that are qualified as to materiality shall be true and correct, and that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Agreement Date and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of such specified date or dates).

         7.2 Covenants. Each of Company and Stockholder will have performed and
             ---------
complied in all material respects with all of its covenants contained in Article 4 on or before the Closing (to the extent that such covenants require performance by Company and Stockholder on or before the Closing).

         7.3 No Material Adverse Change. Since the Agreement Date, there shall
             --------------------------
not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement.

         7.4 Government Consents. There will have been obtained at or prior to
             -------------------
the Closing such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the transactions contemplated by this Agreement.

         7.5 No Order; HSR Act. No Governmental Entity shall have enacted,
             -----------------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making illegal, imposing limitations on, or otherwise prohibiting consummation of the transactions contemplated by this Agreement. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

         7.6 Consents. Buyer will have received executed copies of the third
             --------
party consents, approvals, assignments, waivers, authorizations and other certificates set forth on Part 7.6 of the Company Disclosure Letter.

         7.7 Certain Agreements. Buyer will have received an executed
             ------------------
counterpart of each of the following agreements, in each case from each party thereto other than Buyer: (i) the Commercial Agreement, (ii) the Transition Agreement, (iii) the Contribution Agreement, and (iv) the Insertion Order.

         7.8 Receipt of Financing. American Greetings Corporation, the parent
             --------------------
corporation of Buyer, will (i) have delivered to the Global Agent a Permitted Receivables Facility Certificate (as each term is defined in the Credit Agreement) certifying that a Permitted Receivables Facility (as defined in the Credit Agreement) is in effect providing for not less than $250 million of aggregate permitted borrowings by the Receivables Subsidiary (as defined in the Credit Agreement) thereunder and that the Prior Seasonal Peak Drawing Level (as defined in the Credit Agreement) is at least $250 million, (ii) be permitted to effect Acquisitions (as defined in the Credit Agreement) and (iii) otherwise be in compliance with the Credit Agreement, including Sections 5.13, 5.20(a) and
5.27 thereof, after consummating the transactions contemplated by this Agreement.

         7.9 Stockholder Approval. This Agreement shall have been adopted by
             --------------------
Stockholder as sole stockholder of Company.


                                    Article 8
                            Termination of Agreement

         8.1 Termination by Mutual Consent. This Agreement may be terminated at
             -----------------------------
any time prior to the Closing by the mutual written consent of Buyer and Merger Sub, on the one hand, and Company and Stockholder, on the other hand.

         8.2 Unilateral Termination.
             ----------------------

               (a) Either Buyer and Merger Sub, on the one hand, or Company and Stockholder, on the other hand, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

                  (b) Either Buyer and Merger Sub, on the one hand, or Company and Stockholder, on the other hand, by giving written notice to the other, may terminate this Agreement if the transactions contemplated by this Agreement shall not have been consummated by midnight Pacific time on September 14, 2001 (the "Termination Date"). The right to terminate this Agreement pursuant to this
Section 8.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 6 or Article 7 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party, if the other party has performed in all material respects its obligations under this Agreement and if the representations and warranties of such other party to this Agreement are true and correct in all material respects as of the Termination Date.

                  (c) Either Buyer and Merger Sub, on the other hand, or Company and Stockholder, on the other hand, by giving written notice to the other, may terminate this Agreement if the other party has committed a material breach of
(i) any of its representations and warranties under Article 2 or Article 3, as applicable or (ii) any of its covenants under Article 4 or Article 5, as applicable but only if the party alleging such breach is also not in material breach of its representations, warranties or covenants. The nonbreaching party, however, may only terminate in any such case if breaching party has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 8.2(c).

         8.3 Effect of Termination. In the event of the termination of this
             ---------------------
Agreement as provided in Section 8.1 or 8.2, this Agreement shall be of no further force or effect and any such termination shall not give rise to any liability on the part of the terminating party on account of such termination; provided, however, that (i) this Section 8.3 and Article 10 shall survive the
--------  -------
termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of this Agreement and (iii) Stockholder shall be entitled to retain as liquidated damages the $1.25 million heretofore paid by Buyer to Stockholder (which amount, together with any amounts payable by Buyer to Stockholder pursuant to Section 10.7(c) of this Agreement, will be Stockholder's sole and exclusive remedy if it shall be determined that Buyer has willfully breached this Agreement).

                                    Article 9
                  Survival of Representations, Indemnification
                          and Remedies, Other Covenants

         9.1 Survival. (a) Except as set forth in Section 9.1(b) below, all
             --------
representations and warranties of Buyer, Merger Sub, Company and Stockholder contained in this Agreement will remain operative and in full force and effect until the earlier of (i) termination of this Agreement and (ii) one year following the Closing Date.

                  (b) The representations and warranties contained in Sections
2.8 (Taxes) and 2.4 (Capitalization) will remain in full force and effect until the earlier of (i) termination of this Agreement, and (ii) thirty days following the expiration of the applicable statute of limitations for the claim which seeks recovery of Damages arising out of a breach of such representation or warranty.

                  (c) The covenants and agreements contained in Sections 4.1 through 4.6 and 5.1 through 5.3 (such covenants and agreements, collectively the "Closing Covenants") will remain in full force and effect until the earlier of
(i) termination of this Agreement, and (ii) the Closing. All covenants and agreements of Buyer, Company and Stockholder contained in this Agreement, other than the Closing Covenants, will remain in full force and effect in accordance with their terms. After the termination of this Agreement or the Closing, as applicable, no party to this Agreement shall have the right to assert any claim against any other party for Damages directly or indirectly incurred, resulting from or arising out of any breach of or default in any covenant or agreement contained in the Closing Covenants.

         9.2  Indemnification.
              ---------------

                  (a) Stockholder will indemnify and hold harmless Buyer and its officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control Buyer within the meaning of the 1933 Act or the 1934 Act (collectively, the "Buyer Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs ("Damages") directly or indirectly incurred, resulting from or arising out of
(i) any inaccuracy or misrepresentation in any of the representations or warranties made by Company and Stockholder in this Agreement, the Company Ancillary Agreements or the Stockholder Ancillary Agreements; provided, however,
                                                              --------  -------
that Stockholder shall have the right to cure any breaches of the representations and warranties set forth in Sections 2.6 and 2.14 by (1) prompt delivery of any applicable Intellectual Property to Buyer in the same manner as contemplated by this Agreement, (2) prompt procurement for or on behalf of Buyer of the right to use such Intellectual Property under the same terms as contemplated by this Agreement, or (3) replacing or modifying such Intellectual Property so that Buyer will be able to operate the Company Business in substantially the same manner as on the Closing Date, in which case Stockholder shall not be under any obligation to indemnify and hold harmless the Buyer Indemnified Persons for such breaches, (ii) any breach by Company prior to the Closing or by Stockholder of or default in any covenant, obligation or agreement contained in this Agreement, the Stockholder Ancillary Agreements or the Company Ancillary Agreements and (iii) Stockholder's or Company's use of any of the Company Assets or Stockholder's or Company's conduct or operation of the Company Business before the Closing to the extent not reflected on the Company Balance Sheet or otherwise not specifically contemplated by the Contribution Agreement, the schedules and exhibits thereto or this Agreement, the Company Ancillary Agreements and the Stockholder Ancillary Agreements.

                  (b) Buyer will indemnify and hold harmless Stockholder and its officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control Stockholder within the meaning of the 1933 Act or the 1934 Act (collectively, the "Stockholder Indemnified Persons" and, together with the Buyer Indemnified Persons, the "Indemnified Persons") from and against any and all Damages directly or indirectly incurred, resulting from or and arising out of (i) any inaccuracy or misrepresentation in any of the representations or warranties made by Buyer and Merger Sub in this Agreement or the Buyer Ancillary Agreements or (ii) any breach of or default by Company at or after the Closing or by Buyer in any covenant, obligation or agreement contained in this Agreement or the Buyer Ancillary Agreements.

                  (c) Buyer will indemnify and hold harmless the Stockholder Indemnified Persons from and against any and all Damages (i) directly or indirectly incurred, resulting from or arising out of Buyer's or Company's use of any of the Company Assets or Buyer's or Company's conduct or operation of the Company Business at and after the Closing or (ii) that are reflected on the Company Balance Sheet or otherwise specifically contemplated by the Contribution Agreement, the schedules and exhibits thereto or this Agreement and the Company Ancillary Agreements and the Stockholder Ancillary Agreements.

                  (d) Buyer guarantees the indemnification obligations of Company under Section 6.1 of the Contribution Agreement.

                  (e) Any claim of indemnity made by an indemnified person under this Section 9.2 must be raised in a writing delivered to Stockholder or to Buyer, as applicable, by no later than the applicable termination date of the representation, warranty covenant or agreement set forth in Section 9.1, and, if raised by such date, such claim shall survive until final resolution thereof.

         9.3  Limitations.
              -----------

                  (a) Maximum Indemnity Obligation of Stockholder. Except as
                      -------------------------------------------
provided in Section 9.3(d), the maximum aggregate amount of liability for indemnification by Stockholder of the Buyer Indemnified Persons under Section 9.2(a)(i) is $1,750,000 (the "Stockholder Cap").

                  (b) Maximum Indemnity Obligation of Buyer. Except as provided
                      -------------------------------------
in Section 9.3(d), the maximum aggregate amount of liability for indemnification by Buyer of the Stockholder Indemnified Persons under Section 9.2(b)(i) is $1,750,000 (the "Buyer Cap").

                  (c) Deductible. Except as provided in Section 9.3(d), the
                      ----------
obligations for indemnification by Stockholder of the Buyer Indemnified Persons under Section 9.2(a)(i) shall not apply unless and until the aggregate Damages for which one or more Buyer Indemnified Persons seeks or has sought indemnification under Section 9.2(a)(i) exceeds a cumulative aggregate equal to $350,000 (the "Deductible"), in which event such indemnification obligations shall be applicable only to Damages of the Buyer Indemnified Persons in excess of the Deductible. Except as provided in Section 9.3(d), the obligations for indemnification by Buyer of the Stockholder Indemnified Persons under Section 9.2(b)(i) shall not apply unless and until the aggregate Damages for which one or more Stockholder Indemnified Persons seeks or has sought indemnification under Section 9.2(b)(i) exceeds a cumulative aggregate equal to the Deductible, in which event such indemnification obligations shall be applicable only to Damages of the Stockholder Indemnified Persons in excess of the Deductible.

                  (d) Inapplicability of Caps and Deductibles. Neither the
                      ---------------------------------------
Stockholder Cap nor the Deductible will apply to any claim for Damages directly or indirectly incurred, resulting from or arising out of (i) claims alleging fraud in connection with any representation or warranty in this Agreement or
(ii) the representations or warranties contained Sections 2.4 (Capitalization) and 2.8 (Taxes). Neither the Buyer Cap nor the Deductible will apply to any claim for Damages directly or indirectly incurred, resulting from or arising out of claims alleging fraud in connection with any representation or warranty in this Agreement.

         9.4  Insurance Proceeds; Set Off. (a) The amount which any party is or
              ---------------------------
may be required to pay to or on behalf of any other person pursuant to this
Article 9 shall be reduced (including retroactively) by (i) any amounts received by an insurance carrier or paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of the insured ("Insurance Proceeds"), or (ii) any other amounts actually recovered by or on behalf of such Indemnified Person in reduction of the related Damages. Notwithstanding anything in the foregoing sentence regarding insurance proceeds, if an Indemnified Person has the right to make a claim against an insurance carrier to recover or be made whole for a claim in connection with this Agreement or the transactions contemplated by this Agreement, then such Indemnified Person (1) must first notify the indemnifying person of such right, (2) must, if instructed to do so in writing by the indemnifying person, make a claim for insurance and diligently pursue to completion such claim and cooperate with the applicable insurance carrier in connection with such claim and (3) may not initiate proceedings for indemnification from the indemnifying party until after the resolution of such claim, if any, against the insurance carrier; provided, however, that in the
                                              --------  -------
event an Indemnified Person has the right to make a claim against an insurance carrier, if the Indemnified Person gives written notice to the indemnifying party (i) that it is proceeding against such insurance carrier for indemnification of its claims and (ii) that it desires to reserve its right to proceed against such indemnifying party to the extent its claims against such insurance carrier are denied, then all time periods set forth in this Agreement for making elections, delivering notices or taking any other actions shall be tolled until the resolution of such claims against the insurance carrier.

         (b) In addition to any and all other remedies under this Agreement, either party shall be entitled to recover any indemnification payment or other amounts due from the other party by retaining and setting off such amounts against any amounts due or to become due from such other party under this Agreement.

         9.5  Procedure for Indemnification.
              -----------------------------

                  (a) If an indemnified person shall receive written notice of the assertion by a person (including any Governmental Entity) who is not a party to this Agreement of any claim or of the commencement by any such person of any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration tribunal with respect to which an indemnifying party may be obligated to provide indemnification pursuant to this Agreement (a "Third-Party Claim"), such indemnified person shall give the indemnifying party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any indemnified person
                   --------  -------
to give notice as required by this Section 9.5(a) shall not relieve the indemnifying party of its obligations under this Article 9, except to the extent that such indemnifying party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail and shall indicate the reasonably foreseeable maximum amount (estimated if necessary) of Damages that has been claimed against or may be sustained by such indemnified person.

                  (b) Within 30 days of the receipt of a notice of such a Third-Party Claim, the indemnifying party shall notify the indemnified person of its election whether to assume control of such Third-Party Claim (provided that if the indemnifying party does not so notify the indemnified person of its election within 30 days after receipt of such notice from the indemnified person, the indemnifying party shall be deemed to have elected not to assume control of such Third-Party Claim). An indemnifying party may elect to defend or to seek to settle or compromise any Third-Party Claim, at such indemnifying party's own expense and by counsel satisfactory to the indemnified person, acting reasonably, provided that (i) the indemnifying party must confirm in writing that it agrees that the indemnified person is entitled to indemnification hereunder in respect of such Third-Party Claim and (ii) no compromise or settlement shall be made without the prior written consent of the indemnified person, which consent shall not be unreasonably withheld.

         (c) If the indemnifying party elects to assume control of the Third-Party Claim, pursuant to Section 9.5(b), (i) the indemnified person shall cooperate in the defense or settlement or compromise of such Third-Party Claim, including making available to the indemnifying party any personnel and any books, records or other documents within the indemnified person's control or which it otherwise has the ability to make available that are necessary or appropriate for the defense of the Third-Party Claim, (ii) the indemnifying party shall keep the indemnified person reasonably informed regarding the strategy, status and progress of the defense of the Third-Party Claim, and (iii) the indemnifying party shall consider, in good faith, the opinions and suggestions of the indemnified person with respect the Third-Party Claim. After notice from an indemnifying party to an indemnified person of its election to assume control of a Third-Party Claim, such indemnifying party shall not be liable to such indemnified person under this Article 9 for any legal or other costs or expenses (except costs or expenses approved in advance by the indemnifying party) subsequently incurred by such indemnified person in connection with the defense thereof.

         (d) If an indemnifying party elects not to assume control of a Third-Party Claim, the indemnified person may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an indemnified person may not settle or compromise any claim without prior written notice to the indemnifying party, which shall have the option within ten days following the receipt of such notice
(i) to disapprove the settlement and to then assume all past and future responsibility for the claim, (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the indemnified person may, in its sole discretion, proceed with the settlement and the indemnifying party shall have no further right to contest the amount or reasonableness of the settlement, (iii) to approve and pay the amount of the settlement, reserving the indemnifying party's right to contest the indemnified person's right to indemnity, or (iv) to approve and pay the settlement. If the indemnifying party makes no response to such written notice, the indemnifying party shall be deemed to have elected option (ii). When the indemnifying party chooses, or is deemed to have chosen, option (ii) or (iii), the issue of whether the indemnified person has a right to indemnity under this Article 9 shall be resolved by arbitration as a Contested Claim hereunder.

         (e) Any claim for Damages which does not result from a Third-Party Claim shall be asserted by written notice given by the indemnified person to the applicable indemnifying party (the "Notice of Claim"). Such indemnifying party shall have a period of 30 days after the receipt of the Notice of Claim within which to respond thereto. If such indemnifying party does not respond in writing within such 30-day period, such indemnifying party shall be conclusively deemed to have consented to the recovery by the indemnified person of the full amount of Damages specified in the Notice of Claim. If such indemnifying party rejects such claim in whole or in part (a "Contested Claim"), such indemnified person shall resolve such claim for Damages by (i) a written settlement agreement or
(ii) in the absence of a written settlement agreement, by binding arbitration pursuant to the terms of Section 9.6.

         (f) In addition to any adjustments required pursuant to this Section 9.4, if the amount of any Damages shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, shall promptly be repaid by the indemnified person to the indemnifying party.

         (g) In the event of payment by an indemnifying party to any indemnified person in connection with any Third-Party Claim, such indemnifying party shall be subrogated to and shall stand in the place of such indemnified person as to any events or circumstances in respect of which such indemnified person may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other party that may be liable. Such indemnified person shall cooperate with such indemnifying party in a reasonable manner, and at the cost and expense of such indemnifying party, in prosecuting any subrogated right or claim.

   9.6 Arbitration.
       -----------

         (a) Agreement to Arbitrate. Each of Buyer and Stockholder agrees that
             ----------------------
any Contested Claim which has not been settled within 30 days after the indemnifying party rejects such claim in whole or in part shall be submitted to mandatory, final and binding arbitration before J.A.M.S. ENDISPUTE or its successor ("J.A.M.S."), pursuant to the United States Arbitration Act, 9 U.S.C.,
Section 1 et seq. and that any such arbitration will be conducted in Cuyahoga County, Ohio. Either Buyer or Stockholder may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of the Streamlined Arbitration Rules and Procedures of J.A.M.S. in effect at the time of filing of the demand for arbitration, subject to the provisions of this
Section 9.6. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.'s panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with Section 9.6(b). The provisions of this Section 9.6 may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Subject to the provisions of Section 9.6(h), judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

         (b) Payment of Costs. Buyer and Stockholder will bear the expense of
             ----------------
deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all reasonable costs, fees and expenses (including travel expenses) related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

         (c) Burden of Proof. For any Contested Claim submitted to arbitration,
             ---------------
the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

         (d) Award. Upon the conclusion of any arbitration proceedings
             -----
hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to Buyer and Stockholder, together with a signed copy of the Final Award. Subject to the provisions of Section 9.6(h), the Final Award will constitute a conclusive determination of all issues in question, binding upon Buyer and Stockholder, and will include an affirmative statement to such effect. Nothing in this Section 9.6(d) shall be deemed to relieve any indemnified person from any duty that may be imposed on such person by applicable law to attempt to mitigate such person's damages.

                  (e) Timing. Buyer, Stockholder and the arbitrator will
                      ------
conclude each arbitration pursuant to this Section 9.6 as promptly as possible for the Contested Claim being arbitrated.

                  (f) Terms of Arbitration. The arbitrator chosen in accordance
                      --------------------
with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                  (g) Exclusive Remedy. Except as specifically otherwise
                      ----------------
provided in this Agreement, arbitration conducted in accordance with this
Section 9.6 will be the sole and exclusive means of resolving any claims for indemnification made pursuant to this Agreement.

                                   Article 10
                                  Miscellaneous

         10.1 Governing Law. The internal laws of the State of Delaware
              -------------
(irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         10.2 Assignment; Binding Upon Successors and Assigns. No party hereto
              -----------------------------------------------
may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be null and void.

         10.3 Severability. If any provision of this Agreement, or the
              ------------
application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         10.4 Counterparts. This Agreement may be executed in any number of
              ------------
counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

         10.5 Remedies. Except as specially otherwise provided herein, any and
              --------
all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Other than in connection with the non-payment of any amounts payable pursuant to Article I or with respect to claims based on fraud, Buyer, Company and Stockholder agree that the indemnification and arbitration provisions set forth in Article 9 shall be each such person's sole and exclusive remedy with respect to any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, covenants or agreements of any such party in this Agreement, provided, however, that the foregoing shall not limit the parties'
           --------  -------
respective rights to seek specific performance or other injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

         10.6 Amendment and Waivers. Any term or provision of this Agreement may
              ---------------------
be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, each of Buyer, Company and Stockholder, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         10.7 Expenses.
              --------

         (a) Except as set forth below in clauses (b) and (c) of this Section 10.7, each party will bear its respective legal, auditors' and investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement and the transactions contemplated by this Agreement.

         (b) Buyer shall be responsible for, and shall defend, indemnify and hold Stockholder harmless against and in respect of any and all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar taxes, levies, charges and fees incurred, or that may be payable to any taxing authority, in connection with the transactions (including the sale, transfer, contribution and delivery of liabilities and Company Assets from Stockholder to Company and the sale, transfer, and delivery of the Company Common Stock to Buyer) contemplated by this Agreement, up to $25,000.

         (c) If this Agreement is terminated pursuant to Section 8.2(b) as a result of the failure of the conditions set forth in Section 7.8 to be met prior to the Termination Date, then Buyer shall promptly, but in no event later than three business days after the date of such termination, pay Stockholder a termination fee of $750,000 (the "Termination Fee"), which amount will be payable by wire transfer to such account as Stockholder may designate in writing to Buyer. In addition, Buyer will reimburse Stockholder for all of its reasonable out-of-pocket costs and expenses incurred in connection with enforcing its rights under this Section 10.7(c) if it is determined that Stockholder is entitled to the Termination Fee. If the Termination Fee is not paid to Stockholder within the three business-day period set forth in the first sentence of this Section 10.7(c), then the Termination Fee will accrue simple interest from the date such payment is due until the date such amount is paid to Stockholder at a rate of 12% per annum (calculated on the basis of a 360-day year); provided, however, that if the rate
                                             --------  -------
of interest payable under this Section 10.7(c) is limited by law, then the rate payable under this section shall be the lesser of (A) the rate set forth in this section and (B) the maximum rate permitted by law.

         10.8 Attorneys' Fees. Should suit be brought to enforce or interpret
              ---------------
any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgement.

         10.9 Notice. All notices and other communication required or
              ------
permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.9:

         If to Buyer:

              AmericanGreetings.com, Inc.
              Three American Road
              Cleveland, Ohio  44144
              Attention:  General Counsel
              Fax Number: (216) 889-5531

         with a copy to:

              Jones, Day, Reavis & Pogue
              901 Lakeside Avenue
              Cleveland, Ohio 44114
              Attention: Lyle G. Ganske
              Fax Number: (216) 579-0212

         If to Company or Stockholder:

              At Home Corporation
              450 Broadway
              Redwood City, California 94063
              Attention:  General Counsel
              Fax Number:  (650) 556-8931

         with a copy to:

              Fenwick & West LLP
              275 Battery Street
              San Francisco, California 94111
              Attention:  Douglas N. Cogen
              Fax Number:  (415) 281-1350

         10.10 Construction of Agreement. This Agreement has been negotiated by
               -------------------------
the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to an Article, a Section or an exhibit will mean an Article in, a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The table of contents, titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole. References to any statute, regulation or agreement shall include all amendments thereto. All calculations, reports and presentations of financial information required pursuant to this Agreement shall be performed, prepared or determined in conformity with GAAP applied on a consistent basis.

         10.11 No Joint Venture. Nothing contained in this Agreement will be
               ----------------
deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 10.11.

         10.12 Further Assurances. Each party agrees to cooperate fully with the
               ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. Without limiting the generality of the foregoing, Stockholder shall use commercially reasonable efforts and Company and Buyer shall cooperate in all reasonable respects with Stockholder to obtain and satisfy all consents required pursuant to Section 7.6 and to resolve all restrictions of sale, conveyance, assignment, sublease or transfer necessary to convey to Company all Company Material Agreements and Company Assets. If any such consents are not obtained and satisfied prior to the Closing Date or if an attempted sale, conveyance, assignment, sublease or transfer of any Company Asset would be ineffective, Stockholder and its appropriate affiliates shall enter into such commercially reasonable arrangements (including related written agreements) as Buyer and Stockholder may agree to provide to Company the benefit of any such Company Material Agreements and Company Assets (it being acknowledged that such arrangement may include obligations imposed on Stockholder and such affiliates promptly to pay to Company when received all monies and other items of value received by Stockholder and such affiliates in connection with any such Company Material Agreements and Company Assets).

         10.13 Absence of Third Party Beneficiary Rights. No provisions of this
               -----------------------------------------
Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         10.14 Public Announcement. Upon mutual agreement of the parties, Buyer
               -------------------
and Stockholder will issue a press release approved by both parties announcing the transactions contemplated by this Agreement. No other press release or other public statement concerning the existence or terms of this Agreement shall be made or released to any medium (between the Agreement Date and Closing) except as provided within this Agreement and with the prior written approval of the Buyer and Stockholder or as required by law including applicable securities laws or regulatory rules.

         10.15 Disclosure Letters. The Company Disclosure Letter shall be
               ------------------
arranged in separate parts corresponding to the numbered and lettered sections contained in Article 2 and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered Section in
Article 2 any representation or warranty cross-referenced to such representation or warranty and any other provision of this Agreement to which such disclosed information is relevant if the relevance of such disclosure to such provision of this Agreement is readily apparent.

         10.16 Confidentiality. Stockholder and Buyer each confirm that they
               ---------------
have entered into confidentiality agreements dated as of February 28, 2001 (the "Confidentiality Agreements") and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreements. If this Agreement is terminated, the Confidentiality Agreements shall remain in full force and effect in accordance with their terms.

         10.17 Entire Agreement. This Agreement, the exhibits hereto and the
               ----------------
related documents executed simultaneously with the Closing constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreements, the Ancillary Agreements and the Commercial Agreement. Notwithstanding the generality of the foregoing, Stockholder, Company and Buyer hereby terminate the Stock Purchase Agreement pursuant to Section 8.1 thereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                                      * * *

     In Witness Whereof, the parties hereto have executed this Merger Agreement as of the date first above written.


AmericanGreetings.com, Inc.


By:    /s/ JOSEF MANDELBAUM
    ---------------------------------------------
Name:  Josef Mandelbaum
Title: CEO


Brewers Acquisition, Inc.


By:    /s/ JOSEF MANDELBAUM
    ---------------------------------------------
Name:  Josef Mandelbaum
Title: President



EGCB, Inc.


By:    /s/ PATTI S. HART
    ---------------------------------------------
Name:  Patti S. Hart
Title: President and Chief Financial Officer


At Home Corporation


By:    /s/ PATTI S. HART
    ---------------------------------------------
Name:  Patti S. Hart
Title: Chief Executive Officer


                      [Signature Page to Merger Agreement]

                                                                      Appendix A

                        Glossary of Certain Defined Terms

          As used in this Agreement, the following terms have the meanings set forth below:

          "1933 Act" means the Securities Act of 1933, as amended.

          "1934 Act" means the Securities Exchange Act of 1934, as amended.

          "2000 Audit" has the meaning given in Section 4.7.

          "401(k)" has the meaning given in Section 5.4(b)

          "Agreement" has the meaning given in the introductory paragraph.

          "Agreement Date" has the meaning given in the introductory paragraph.

          "Alternative Transaction" means any commitment, agreement or transaction involving or providing for (i) the possible disposition of all or any substantial portion of the Company Business, the Company Assets or Company's capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer or any other form of business combination or
(ii) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the 1933 Act.

          "Ancillary Agreements" means, collectively, the Company Ancillary Agreements, the Stockholder Ancillary Agreements and the Buyer Ancillary Agreements.

          "Applicable Law" has the meaning given in Section 2.15(a).

          "BMA Employee" has the meaning given in Section 2.17(h).

          "Buyer" has the meaning given in the introductory paragraph.

          "Buyer Ancillary Agreements" has the meaning given in Section 3.2(a).

          "Buyer Balance Sheet" has the meaning given in Section 3.4(a).

          "Buyer Balance Sheet Date" has the meaning given in Section 3.4(a).

          "Buyer Financial Statements" has the meaning given in Section 3.4(a).

          "Buyer Indemnified Persons" has the meaning given in Section 9.2(a).

          "Buyer's DC Plan" has the meaning given in Section 5.4(b).

          "Certificate of Merger" has the meaning given in Section 1.1(b).

          "Closing" has the meaning given in Section 1.3.

          "Closing Balance Sheet" has the meaning given in Section 2.9.

          "Closing Covenants" has the meaning given in Section 9.1(c).

          "Closing Date" has the meaning given in Section 1.3.

          "Closing Payment" has the meaning given in Section 1.2(a).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commercial Agreement" has the meaning given in Section 6.6.

          "Commercial IP" means any Intellectual Property used by Company or Stockholder in the Company Business (i) that is or has been generally commercially available, (ii) which is not owned by Company, and (iii) as to which Company's rights are nonexclusive.

          "Company" has the meaning given in the introductory paragraph.

          "Company Ancillary Agreements" has the meaning given in Section
2.3(a).

          "Company Assets" means, collectively, Company IP Assets and Company Non-IP Assets.

          "Company Balance Sheet" has the meaning given in Section 2.9.

          "Company Balance Sheet Date" has the meaning given in Section 2.9.

          "Company Benefit Arrangements" has the meaning given in Section
2.17(d).

          "Company Business" means the businesses and assets of Company relating to and the assets of Stockholder relating exclusively to (i) the Company Products, and (ii) the Company Websites as such businesses are conducted on the Agreement Date, including developing, maintaining, supporting, licensing, distributing, using, operating, installing, servicing, repairing or otherwise using or commercially exploiting all or any material aspect of any or all of the foregoing or any material intangible assets related to any of the foregoing.

          "Company Common Stock" has the meaning given in Section 2.4(a).

          "Company Disclosure Letter" means the letter addressed to Buyer from Company and Stockholder and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Company and Stockholder to Buyer concurrently with the parties' execution of this Agreement.

          "Company Financial Statements" has the meaning given in Section 2.9.

          "Company IP Assets" means all material Intellectual Property used in the conduct of the Company Business.

          "Company IP Rights Agreements" has the meaning given in Section
2.14(b).

          "Company Material Agreements" has the meaning given in Section 2.12.

          "Company Non-IP Assets" means all material assets of the Company, other than Company IP Assets, that are owned, leased or licensed by Company that are used in the Company Business.

          "Company Products" means the electronic greeting cards and all related works of authorship and other information located at or available through any Company Website or offered, marketed or sold, whether or not for consideration, by Company or Stockholder exclusively through any Company Website, including all software, poetry, text, drawings, artwork, graphics, music, photographs, audiovisual material, animation, and characters, or other copyrightable works used by, related to, under development for or licensed by Company or Stockholder exclusively for use in conjunction with any Company Website (together with all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing now existing or under development, in each case whether or not ever offered by Company and used primarily in conjunction with any Company Website and whether or not in development and to be used primarily in conjunction with any Company Website).

          "Company Source Code" means, collectively, any software source code, or any portion or aspect of the software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company IP Asset owned by Company.

          "Company's Stock" has the meaning given in Recital B.

          "Company Websites" means the websites set forth on Exhibit E attached hereto.

          "Confidentiality Agreements" has the meaning given in Section 10.16.

          "Contested Claim" has the meaning given in Section 9.5(e).

          "Contracts" means all written, oral or other agreements, contracts, binding understandings, arrangements, commitments, mortgages, indentures, leases, licenses, sublicenses, permits, franchises, instruments, options, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants assurances or undertakings of any nature.

          "Contribution Agreement" means the Contribution Agreement to be entered into between Stockholder and the Company substantially in the form of Exhibit C hereto.

          "Credit Agreement" means the Credit Agreement, dated as of August 7, 2001, among American Greetings Corporation, as Borrower, The Financial Institutions named therein, as Lenders, National City Bank and Goldman Sachs Credit Partners L.P., as Joint-Lead Arrangers and Co-Syndication agents, National City Bank, as the Global Agent, and Keybank National Association, as Documentation Agent.

          "Damages" has the meaning given in Section 9.2(a).

          "Deductible" has the meaning given in Section 9.3(c).

          "Delaware Law" has the meaning given in Section 1.1(a).

          "Effective Time" has the meaning given in Section 1.1(b).

          "Elections" has the meaning given in Section 1.5(a).

          "Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale, community property interest, restriction or other security arrangement, or any charge, adverse claim of title, ownership or use, or any other encumbrance of any kind other than (i) those that do not materially impair the value of the encumbered assets or materially impair the use of such encumbered assets for their current purposes and (ii) Permitted Encumbrances.

          "ERISA" has the meaning given in Section 2.17(c).

          "Final Award" has the meaning given in Section 9.6(d).

          "Financial Projections" has the meaning given in Section 3.4(b).

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Entity" means with respect to any person, any court, administrative agency, commission or other governmental authority, foreign or domestic, with competent jurisdiction over such person or such person's assets or property.

          "Governmental Permits" has the meaning given in Section 2.15(d).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

          "Insertion Order" has the meaning given in Section 6.6.

          "Insurance Proceeds" has the meaning given in Section 9.4(a).

          "Intellectual Property" means (i) Intellectual Property Rights and
(ii) works of authorship (including poetry, text, drawings, artwork, graphics, music, photographs, audiovisual material, animation, and characters), franchises, licenses (including licenses to use Commercial IP), inventions, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers' notes, memoranda and records; provided, however, that Intellectual Property does not mean or include User
--------  -------
Data.

          "Intellectual Property Rights" means, collectively, all worldwide intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, trade secrets and trade secret rights; provided, however, that Intellectual Property Rights does not mean or include
--------  -------
User Data.

          "J.A.M.S." has the meaning given in Section 9.6(a).

          "Knowledge" means, with respect to any matter in question (i) as applied to Buyer, that any of the executive officers of Buyer, and (ii) as applied to Company or Stockholder, that any of the executive officers of Stockholder, or Mark Rinella, Mike Shindle, Susan Acheson, Robin Stevens or Megan Ray, has actual knowledge of such matter, after reasonable inquiry of such matter.

          "Liens" has the meaning given in Section 2.4(a).

          "Material Adverse Change" or "Material Adverse Effect" when used in connection with Company or the Company Business means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the Company Business or the operations or assets (including intangible assets) of Company taken as a whole, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates, (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, or (iii) actions taken or not taken pursuant to the terms of this Agreement. "Material Adverse Change" or "Material Adverse Effect" when used in connection with Buyer means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, operations or assets (including intangible assets) of Buyer taken as a whole with its Subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates, (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, or (iii) actions taken or not taken pursuant to the terms of this Agreement.

          "Merger" has the meaning given in Section 1.1(a).

          "Merger Sub" has the meaning given in the introductory paragraph.

          "Merger Sub Common Stock" has the meaning given in Section 1.1(f)(ii).

          "Net Working Capital" has the meaning given in Section 1.2(b).

          "Non-Transferrable Software" has the meaning given in Section 5.6.

          "Notice of Claim" has the meaning given in Section 9.5(e).

          "Permitted Encumbrance" means (i) encumbrances to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, and (ii) encumbrances for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

          "person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          "Publicly Traded" means, with respect to a security, approval for the listing of such security on the New York Stock Exchange, the American Stock Exchange or a similar national or major regional exchange or the quotation of such security on the Nasdaq Stock Market or similar nationally recognized interdealer quotation system, in each case subject to the jurisdiction of the SEC.

          "Related Party Agreements" has the meaning given in Section 2.16.

          "SEC" means the Securities and Exchange Commission.

          "Section 338 Allocation" has the meaning given in Section 1.5(c).

          "Section 338 Forms" has the meaning given in Section 1.5(b).

          "Stockholder" has the meaning given in the introductory paragraph.

          "Stockholder Ancillary Agreements" has the meaning given in Section 2.3(a).

          "Stockholder Indemnified Persons" has the meaning given in Section 9.2(b).

          "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which a specified entity (either alone or through or together with any other subsidiary) owns, directly, or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

          "Surviving Corporation" has the meaning given in Section 1.1(a).

          "tax" and "taxes" mean all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

          "Termination Date" has the meaning given in Section 8.2(b).

          "Termination Fee" has the meaning given in Section 10.7(c).

          "Third-Party Claim" has the meaning given in Section 9.5(a).

          "Third Party IP Rights" has the meaning given in Section 2.14(h).

          "Threshold Amount" means (i) with respect to actions taken, contracts entered into or Damages suffered after December 13, 1999, $25,000 and (ii) in all other cases, $50,000.

          "Transferred Employee" has the meaning given in Section 2.17(h).

          "User Data" means: (i) all data related to impression and click-through activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user's behavior on the Internet,
(ii) all data that contains a Personal Element, (iii) known, assumed or inferred information or attributes about a user or identifier, and (iv) all derivatives and aggregations of (i), (ii) and (iii), including user profiles. "Personal Element" in this paragraph means a natural person's full name (or last name if associated with an address), telephone number, email address, unique identifying number, photograph, or any other information, alone or in combination, that allows the identification of a natural person. A "unique qualifying number" in this paragraph is an identifier uniquely associated with a person such as a passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person.

                                                                      Appendix B

                                List of Exhibits

Exhibit A:   Form of Co-Branded Application and License Agreement
Exhibit B:   Form of Transition Services Agreement
Exhibit C:   Form of Contribution Agreement
Exhibit D:   Form of Insertion Order
Exhibit E:   List of Company Websites
Exhibit F:   Certificate of Incorporation of Company

* Copies of the above exhibits will be provided free of charge upon written request.